Execution Version

EXHIBIT 2.1

ASSET PURCHASE AGREEMENT

AMONG

NEWPARK MATS & INTEGRATED SERVICES LLC
NEWPARK RESOURCES, INC.
WELL SERVICE GROUP INC.
AND
THE STOCKHOLDERS

DATED AS OF
OCTOBER 27, 2017

i

Exhibits
Exhibit A    Cash Escrow Agreement
Exhibit B    Stock Escrow Agreement
Exhibit C    Stockholders
Exhibit D    Form of Bill of Sale, Assignment and Assumption Agreement

Exhibit E    Form of Cross-Receipt
Exhibit F    Form of Brennan Employment Agreement
Exhibit G    Form of McQuone Employment Agreement
Exhibit H     Form of Woessner Employment Agreement
Exhibit I     Form of Dolan Agreement
Exhibit J    Form of Assignment and Assumption of Lease
Exhibit K    Form of Deed
Exhibit L    Form of Transition Services Agreement
Exhibit M     Form of Re-Gen Option Agreement
Exhibit N     Form of Lock-Up Agreement
Exhibit O     Form of DTS Subcontract
Exhibit P    Form of Re-Gen Subcontract
Exhibit Q    Form of Brennan Non-Competition Agreement
Exhibit R    Form of McQuone Non-Competition Agreement
Exhibit S    Form of Woessner Non-Competition Agreement

ASSET PURCHASE AGREEMENT
This Asset Purchase Agreement (this “Agreement”), dated as of October 27, 2017, is entered into by and among Well Service Group Inc., a Pennsylvania corporation (“Seller”), each of the Stockholders (as defined below), Newpark Mats & Integrated Services LLC, a Texas limited liability company (“Buyer”), and Newpark Resources, Inc., a Delaware corporation and the sole member of Buyer (“Newpark”). The Seller, Stockholders, Buyer and Newpark are hereinafter collectively referred to as the “Parties” and each individually as a “Party.”
RECITALS
WHEREAS, the Stockholders are the sole record and beneficial owners of all of the issued and outstanding common stock of the Seller;
WHEREAS, the Seller provides well services for the oil and gas industry, including equipment support, containment and rig mat installation, berming system installation, design, construction and installation of cellars, site-support services, site configuration and water storage services (the “Business”); and all of the assets of the Seller are used in the Business except for the assets used in the Drilling Business; and
WHEREAS, upon the terms and conditions set forth herein, the Seller desires to sell and transfer to the Buyer, and the Buyer desires to purchase from the Seller, the Purchased Assets upon the terms and subject to the conditions of this Agreement.
NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:
ARTICLE I
DEFINITIONS
Section 1.01    Defined Terms. The following terms have the meanings specified or referred to in this Article I:
“Accounting Arbitrator” has the meaning set forth in Section 2.05(d).
“Accounts Receivable” has the meaning set forth in Section 2.01(d).
“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, audit, notice of violation, proceeding (including any worker’s compensation claim or proceeding), litigation, hearing, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.
“Affiliate” means, when used with respect to a specified Person, another Person that, either directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified; and the term “control” (and correlative terms, including “controlling” and “controlled”) means the power, whether by contract, equity ownership or otherwise, to direct the policies or management of a Person and any Person that directly or indirectly owns more than 50% of any class of voting equity interests of the Person specified shall be deemed to be an Affiliate of such Person. Notwithstanding the foregoing, for the purposes of this Agreement, each of the following entities shall be deemed an Affiliate of Seller: Keystone Surveying and Mapping; Diamond Technical Services; KDH Consulting Engineers, Inc.; Geological Engineering Services, Inc.; Compliance Staffing Agency; Drill Wright, Inc.; Telecare Health PC; Re-Gen Enterprises; Utility Access Solutions, Inc.; and B&G Rebar and Wire.
“Agreement” has the meaning set forth in the preamble.
“Assigned Contracts” means those Contracts that are listed on Schedule 2.01(g) attached hereto, as the same have been amended, modified and supplemented prior to Closing.
“Assigned IP Assets” has the meaning set forth in Section 2.01(i).
“Assigned Leases” has the meaning set forth in Section 2.01(f).
“Assigned Permits” has the meaning set forth in Section 2.01(j).
“Assignment and Assumption of Lease” has the meaning set forth in Section 2.07(b)(x).
“Assumed Liabilities” has the meaning set forth in Section 2.03(a).
“Balance Sheet” has the meaning set forth in Section 4.04.
“Balance Sheet Date” has the meaning set forth in Section 4.04.
“Base Cash Payment” has the meaning set forth in Section 2.06(a)(iv).
“Base Purchase Price” has the meaning set forth in Section 2.04(a).
“Basket” has the meaning set forth in Section 8.05(a).
“Benefit Plan” has the meaning set forth in Section 4.16(a).
“Bill of Sale, Assignment and Assumption Agreement” has the meaning set forth in Section 2.07(b)(i).
“Books and Records” means all books, records, analyses, correspondence, data, databases, designs, diagrams, documents, drawings, files, graphs, information, ledgers, lists, manuals, maps, notes, proposals, sketches, specifications, studies, records, reports, work papers and other materials (whether stored in print, magnetic tapes, computer disks, external hard drives, or any other digital or electronic media) of the Seller and its Affiliates related to the Business, the Purchased Assets, the Assumed Liabilities and/or the Transferred Employees, including (a) all accounting, auditing, business and financial books and records, internal financial statements, and copies of Tax books and records; (b) records relating to machinery and equipment maintenance; (c) customer and potential customer lists and related account and contact information, price lists, distribution lists, personnel lists, and supplier and potential supplier lists and related account and contact information; (d) historical sales data, operations data, quality control records and procedures, customer complaints and inquiry files, warranty records, sales materials and records (including pricing history, total sales, terms and conditions of sale, and sales and pricing policies and practices), and technical records; (e) as-built drawings, site plans, surveys, soil and substratum surveys, appraisals, electrical and mechanical plans, environmental studies; and (f) all product, business, strategic and marketing plans, surveys, materials and research; provided, however, that with the term “Books and Records” shall not include any Books and Records related to the Drilling Business or the Excluded Assets.
“Brennan Employment Agreement” has the meaning set forth in Section 2.07(b)(iii).
“Brennan Non-Competition Agreement” has the meaning set forth in Section 2.07(b)(xxvi).
“Business” has the meaning set forth in the recitals.
“Business Day” means any day except Saturday, Sunday or any U.S. federal holiday.
“Buyer” has the meaning set forth in the preamble.
“Buyer Benefit Plans” has the meaning set forth in Section 6.08(c).
“Buyer Disclosure Schedule” means the disclosure schedules delivered by Buyer to the Seller on the date of this Agreement and attached hereto. References to numbered “Schedules” in Article V of this Agreement refer to the corresponding numbered sections of Buyer Disclosure Schedule.
“Buyer Due Diligence Investigations” has the meaning set forth in Section 6.01(a).
“Buyer Indemnitees” has the meaning set forth in Section 8.02.
“Cap” has the meaning set forth in Section 8.05(e).
“Capital Expenditure” means any expenditure or obligation in respect of an expenditure which, in accordance with GAAP, is treated as a capital expenditure.
“Cash Escrow Agent” means American Stock Transfer & Trust Company, LLC, as escrow agent pursuant to the Cash Escrow Agreement.
“Cash Escrow Agreement” means the Escrow Agreement to be entered into on the Closing Date by and among the Seller, Buyer and Cash Escrow Agent in substantially the form attached hereto as Exhibit A.
“Cash Escrow Amount” means $730,000.
“Cash Escrow Fund” has the meaning set forth in Section 10.01(a).

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.
“Closing” has the meaning set forth in Section 2.07(a).
“Closing Date” has the meaning set forth in Section 2.07(a).
“Closing Date Receivables” has the meaning set forth in Section 6.06.
“COBRA” has the meaning set forth in Section 6.08(h).
“Code” means the Internal Revenue Code of 1986, as amended.
“Competing Business” has the meaning set forth in Section 6.03(b).
“Competing Transaction” has the meaning set forth in Section 6.11(a).
“Confidential Information” has the meaning set forth in Section 6.03(a).
“Confidentiality Agreement” has the meaning set forth in Section 6.01(c).
“Consent” or “Consents” has the meaning set forth in Section 3.04.
“Contract” of a Person means any agreement, arrangement, commitment, contract, purchase order, note, indenture, guarantee or other form of indebtedness, lease, sublease, license, sublicense or other undertaking, whether written or oral, of such Person, to which such Person is a party, or by which such Person or its assets or properties are bound or subject.
“Contract Rights” has the meaning set forth in Section 2.09(c).
“Copyrights” means U.S. and foreign copyrights, copyrightable works and mask works, whether registered or unregistered, and pending applications to register the same.
“Cross-Receipt” has the meaning set forth in Section 2.07(b)(ii).
“Current Assets” has the meaning set forth in Section 2.05(e).
“Current Liabilities” has the meaning set forth in Section 2.05(e).
“Deed” has the meaning set forth in Section 2.07(b)(xi).
“Determination Event” means, for purposes of determining the Newpark Volume-Weighted Average as such term is used in (i) Section 2.06(a)(v) and Section 2.06(a)(vi), the Closing Date, and (ii) Section 8.05(g), the applicable date any Stock Escrow Shares are to be delivered to Buyer pursuant to Section 8.05(g) and the Stock Escrow Agreement.
“Direct Claim” has the meaning set forth in Section 8.06(c).

“Disclosure Schedules” means the Seller Disclosure Schedule and the Buyer Disclosure Schedule.
“Dolan Agreement” has the meaning set forth in Section 2.07(b)(vi).
“Domain Names” means all internet domain names, internet websites, uniform resource locators (URLs) and registration thereof.
“Drilling Business” means the drilling services provided by the Seller, including assets related to such services but only to the extent such assets are solely used to provide such services.
“Drilling Business Indebtedness” means Indebtedness of the Seller related to the Drilling Business.
“DTS Subcontract” has the meaning set forth in Section 2.07(b)(xxi).
“Effective Time” has the meaning set forth in Section 2.07(a).
“Employment Date” has the meaning set forth in Section 6.08(b).
“Environment” has the meaning set forth in the definition of Remedial Action.
“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.
“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the prevention, abatement or cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials; or (c) the safety of employees or other individuals. Without limiting the generality of the foregoing, the term “Environmental Law” includes the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended,

15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; and the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.; the Oil Pollution Act of 1990, as amended, 33 U.S.C. §§ 2701 et seq.
“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.
“Environmental Permit” means any Permit, consent, waiver, closure, exemption or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.
“Equipment” has the meaning set forth in Section 2.01(b).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
“ERISA Affiliate” means, with respect to any Person, any other Person that, together with such first Person, would be treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.
“Estimated Cash” means the aggregate amount of cash on deposit in any bank accounts, deposit accounts, lock boxes or other accounts as of the Effective Time and included in the Purchased Assets received by Buyer, as set forth on the Estimated Closing Statement.
“Estimated Closing Statement” has the meaning set forth in Section 2.05(a).
“Estimated Net Working Capital” has the meaning set forth in Section 2.05(a).
“Estimated Net Working Capital Deficiency Amount” has the meaning set forth in Section 2.05(b)(ii).
“Estimated Net Working Capital Excess Amount” has the meaning set forth in Section 2.05(b)(i).
“Exchange Act” has the meaning set forth in Section 5.07.
“Excluded Assets” has the meaning set forth in Section 2.02.
“Excluded Liabilities” has the meaning set forth in Section 2.03(b).
“Exclusivity Termination Date” has the meaning set forth in Section 6.11(a).
“FCPA” has the meaning set forth in Section 4.14(c).

“Final Cash” means the aggregate amount of cash on deposit as of the Effective Time in any bank accounts, deposit accounts, lock boxes or other accounts included in the Purchased Assets received by Buyer, as set forth on the Final Closing Statement.
“Final Cash Adjustment” has the meaning set forth in Section 2.05(c).
“Final Closing Statement” has the meaning set forth in Section 2.05(c).
“Final Net Working Capital” has the meaning set forth in Section 2.05(c).
“Final Working Capital Adjustment” has the meaning set forth in Section 2.05(c).
“Financial Statements” has the meaning set forth in Section 4.04.
“Fraud Claims” has the meaning set forth in Section 8.01(b).
“Fundamental Representations” means (a) with respect to the Seller and Stockholders, the representations contained in Section 4.01 (Organization, Authority and Qualification of the Seller), Section 4.02 (Authority Relative to this Agreement; Enforceability), Section 4.03(a) (No Conflicts; Consents), Section 4.08 (Title to Assets; Real Property); and Section 4.21 (Brokers), (b) with respect to the Stockholders, the representations contained in Section 3.02 (Authorization) and Section 3.03 (Validity of Agreement), (c) with respect to Buyer and Newpark, the representations and warranties contained in Section 5.01 (Organization and Authority of Buyer and Newpark); Section 5.02 (No Conflict; Consents); Section 5.05 (Issuance of Newpark Stock Consideration) and Section 5.08 (Brokers).
“GAAP” means U.S. generally accepted accounting principles in effect from time to time.
“Governing Documents” means (a) with respect to any Person that is a corporation, its articles or certificate of incorporation or memorandum and articles of association, and its bylaws; (b) with respect to any Person that is a partnership, its certificate of partnership or certificate of formation, and its partnership agreement; (c) with respect to any Person that is a limited liability company, its articles of organization or certificate of formation and its limited liability company agreement or operating agreement; (d) with respect to any Person that is a trust or other entity, its declaration or agreement of trust or other constituent document; (e) with respect to any other Person, its comparable governing instruments as required or contemplated by the Laws of its jurisdiction of organization; (f) in each case, all related equityholders’ agreements, voting agreements, voting trust agreements, joint venture agreements or registration rights agreements; and (g) any amendment or supplement to any of the foregoing.
“Governmental Authority” means any federal, state, local, foreign or other government or political subdivision thereof, or any department, commission, agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is listed or defined as hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under, or for which liability or standards of care are imposed by, Environmental Laws; and (b) any petroleum or petroleum-derived products, natural gas or natural gas liquids, radon, radioactive materials (including naturally occurring radioactive materials (“NORM”)), or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.
“Indebtedness” means the aggregate indebtedness of the Seller including, without duplication, (a) any obligations under any indebtedness (including Drilling Business Indebtedness) for borrowed money (including all obligations for principal, interest premiums, penalties, expenses, bank overdrafts and commitment, breakage or other fees thereunder), (b) any obligations evidenced by any note, bond, debenture or other debt security, (c) any commitment by which a Person assures a financial institution against loss (including contingent reimbursement obligations with respect to letters of credit), (d) any off-balance sheet financing, including synthetic leases and project financing, (e) all obligations under leases that should be, in accordance with GAAP, recorded as capital leases, (f) any payment obligations in respect of banker’s acceptances or letters of credit, (g) any obligations with respect to interest rate swaps, collars, caps and similar hedging obligations (including any applicable breakage costs), (h) all obligations for the deferred and unpaid purchase price of property or services (other than trade payables and accrued expenses incurred in the Ordinary Course of Business), (i) obligations or commitments to repay deposits or amounts advanced by and owing to third parties, (j) any obligations referred to in the foregoing clauses (a) through (i) of any Person which are either guaranteed or secured by any Lien upon the Seller or any of its assets or properties, and (k) accrued and unpaid or declared and unpaid interest of any such foregoing obligation.
“Indemnified Party” has the meaning set forth in Section 8.06.
“Indemnifying Party” has the meaning set forth in Section 8.06.
“Insolvent” has the meaning set forth in Section 3.05.
“Insurance Policies” has the meaning set forth in Section 4.12.
“Intellectual Property” means all of the following items (a) Copyrights, (b) Domain Names, (c) Patent Rights, (d) Software, (e) Trademarks, (f) Trade Secrets, (g) all other tangible and intangible proprietary information, materials and rights relating to any of the foregoing (including associated goodwill and remedies against infringement thereof and rights of protection of an interest therein under applicable Law of all jurisdictions), (h) all documents, records and files relating to design, end user documentation, manufacturing, quality control, sales, marketing or customer support for all intellectual property and proprietary rights described in clauses (a) through (g), (i) copies and all tangible embodiments of all intellectual property and proprietary rights described in clauses (a) through (g), and (j) all license, sublicense and similar rights in any third party product or any third party intellectual property and proprietary rights of the types described in clauses (a) through (i).
“Interim Financial Statements” has the meaning set forth in Section 4.04.
“Inventory” has the meaning set forth in Section 2.01(a).
“IRS” means the Internal Revenue Service.
“Key Executives” means Richard J. Brennan, Bradley C. McQuone, and William R. Woessner III.
“Key Executive Employment Agreements” means, collectively, the Brennan Employment Agreement, the McQuone Employment Agreement and the Woessner Employment Agreement.
“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.
“Lease” or “Leases” has the meaning set forth in Section 4.08(c).
“Leased Real Property” has the meaning set forth in Section 4.08(c).
“Licensed Intellectual Property” has the meaning set forth in Section 4.10(b)(i).
“Liens” has the meaning set forth in Section 4.08(a).
“LOA Employee” has the meaning set forth in Section 6.08(a).
“Lock-Up Agreement” has the meaning set forth in Section 2.07(b)(xx).
“Losses” means losses, damages, diminution in value, liabilities, deficiencies, Actions, judgments, settlement payments, interest, awards, penalties, fines, Taxes, costs or expenses of whatever kind, including any reasonable attorney, accountant or consultant fees.
“Marion Lease Termination” has the meaning set forth in Section 2.07(b)(xxii).
“Material Adverse Change” or “Material Adverse Effect” means a change, event, condition, fact or occurrence that individually, or together with any such other changes, events, conditions, facts or occurrences, has, is, or could reasonably be expected to have, a material adverse effect on the Business, or the liabilities, properties, assets, condition (financial or otherwise), earnings or results of operations of the Seller; provided, however, that no change, event, condition, fact or occurrence arising from or relating to any of the following shall be taken into account in determining whether there has been a “Material Adverse Change” or “Material Adverse Effect”: (i) conditions affecting the industries in which the Seller operates or participates, the U.S. economy or financial markets or any foreign markets or any foreign economy or financial markets in any location where the Seller has material operations or sales; (ii) any national or international political or social conditions, including an outbreak or escalation of hostilities, acts of terrorism, military acts, political instability or other national or international calamity, crisis or emergency, or any governmental or other response to the foregoing, in each case whether or not involving the U.S.; (iii) changes in GAAP or any Laws; (iv) actions or omissions of the Seller or the Stockholders taken with the written consent of Buyer in contemplation of the transactions contemplated hereby, (v) the announcement of the execution of this Agreement or the pendency of consummation of the transactions contemplated herein (including the threatened or actual impact on relationships of the Seller with customers, vendors, suppliers, distributors, landlords or employees); or (vi) the failure, in and of itself, of the Seller to meet any published or internally prepared estimates of revenues, earnings or other financial projections, performance measures or operating statistics but not the underlying causes of such failures (except, in the case of the foregoing clauses (i) through (iii), to the extent any such condition has a substantially disproportionate effect on the Seller relative to other similarly situated entities in the industries in which the Seller operates).
“Material Contracts” means all Contracts of the Seller (a) listed (or that should be listed) in Schedule 4.07(a), (b) concerning the occupancy, management or operation of any Real Property, as listed (or as should be listed) in Schedule 4.08(c), and (c) relating to Intellectual Property, as listed (or as should be listed) in Schedule 4.10(a)(iv) or Schedule 4.10(b)(ii).
“Material Customers” has the meaning set forth in Section 4.11(a).
“Material Suppliers” has the meaning set forth in Section 4.11(b).
“Material Trade Secrets” has the meaning set forth in Section 4.10(a)(v).
“Mats Agreement Amendment” has the meaning set forth in Section 2.07(b)(xviii).
“McQuone Employment Agreement” has the meaning set forth in Section 2.07(b)(iv).
“McQuone Non-Competition Agreement” has the meaning set forth in Section 2.07(b)(xxvii).
“Net Working Capital” has the meaning set forth in Section 2.05(e).
“Newpark” has the meaning set forth in the preamble.
“Newpark Common Stock” means common stock, par value $0.01, of Newpark.
“Newpark Financial Statements” has the meaning set forth in Section 5.06.
“Newpark SEC Documents” has the meaning set forth in Section 5.07.
“Newpark Shares” has the meaning set forth in Section 2.06(a)(vi).
“Newpark Stock Consideration” has the meaning set forth in Section 2.06(a)(vi).

“Newpark Volume-Weighted Average Price” means (a) the sum of the daily dollar volume-weighted average price for a share of Newpark Common Stock on the New York Stock Exchange, as reported by Bloomberg, L.P. (or, if Bloomberg, L.P. ceases to provide such information, by any substitute function or service mutually agreed among the Parties) for the thirty (30) Trading Days ending on and including the Trading Day that is three (3) Trading Days preceding the Determination Event, divided by (b) thirty (30).
“Non-Assigned Contract” has the meaning set forth in Section 2.09(a).
“Non-Offer Employee” has the meaning set forth in Section 6.08(a).
“NORM” has the meaning set forth in the definition of “Hazardous Materials.”
“Objection Notice” has the meaning set forth in Section 2.05(c).
“Ongoing Project” and “Ongoing Projects” have the meanings set forth in Section 2.09(b).
“Ordinary Course of Business” has the meaning set forth in Section 4.06(a).
“Owned Intellectual Property” has the meaning set forth in Section 4.10(b)(i).
“Owned Real Property” has the meaning set forth in Section 4.08(b).
“Party” and “Parties” each have the meaning set forth in the preamble.
“Patent Rights” means U.S. and foreign patents, patent applications, continuations, continuations-in-part, divisionals, reissues, patent disclosures, industrial designs, inventions (whether or not patentable or reduced to practice) and improvements thereto.
“Permit” means any permit, license, franchise, tariff, concession, approval, authorization, registration, certificate, variance, exemption, filing, order, qualification and similar rights which may be issued or granted by any Governmental Authority in connection with the Business or required under any applicable Law.
“Permitted Liens” means (a) Liens, if any, created or permitted expressly and in writing to be imposed by Buyer; (b) liens for Taxes not yet due and payable; (c) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business for obligations that are not due and payable; (d) rights of way, easements, zoning ordinances, building or other similar non-monetary restrictions of record affecting Real Property, none of which, either individually or in the aggregate, detract from the value of, or interfere in any material respect with the present use of or occupancy of, the affected parcel by the Seller; (e) other than with respect to Owned Real Property, Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the Ordinary Course of Business consistent with past practice which are not, individually or in the aggregate, material to the Seller or the Business; (f) with respect to Leased Real Property, statutory Liens of landlords and any interest of, or any Liens created by, the owner of such Leased Real Property; (g) workers’ or unemployment compensation Liens (other than Liens imposed by ERISA) arising in the Ordinary Course of Business.
“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.
“Prohibited Names and Marks” has the meaning set forth in Section 6.09(a).
“Purchased Assets” has the meaning set forth in Section 2.01.
“Purchase Price” has the meaning set forth in Section 2.04.
“Qualified Benefit Plan” has the meaning set forth in Section 4.16(c).
“R&W Insurance Policy” has the meaning set forth in Section 6.13.
“Real Property” has the meaning set forth in Section 4.08(c).
“Re-Gen Enterprises” means Re-Gen Enterprises, LLC, an Idaho limited liability company.
“Re-Gen Option Agreement” has the meaning set forth in Section 2.07(b)(xvii).
“Re-Gen Subcontract” has the meaning set forth in Section 2.07(b)(xxv).
“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).
“Remedial Action” means all actions required by any Governmental Authority (a) to clean up, remove, treat or in any other way remediate or address any Hazardous Material; (b) to minimize the further Release of any Hazardous Material so it does not migrate or endanger or threaten to endanger (i) public health or welfare or (ii) the soil, land surface or subsurface, groundwater, surface water, drinking water supply, stream sediments, ambient air, plant and animal life or any other environmental medium or natural resource (the items set forth in this clause (ii) hereinafter collectively referred to as the “Environment”); (c) to perform any pre‑remedial studies and investigation or post-remedial monitoring and care; or (d) to bring the Owned Real Property or the Leased Real Property and the Seller’s operations thereon in compliance with Environmental Laws.
“Representative” means, with respect to any Person, any and all Affiliates and its and their respective directors, managers, officers, employees, consultants, financial advisors, counsel, accountants and other agents.
“Restricted Party” has the meaning set forth in Section 6.03(c).
“Restricted Period” has the meaning set forth in Section 6.03(b).

“Reviewed Financial Statements” has the meaning set forth in Section 4.04.
“Scheduled Creditors” has the meaning set forth in Section 2.06(b).
“Scheduled Indebtedness” has the meaning set forth in Section 2.06(b).
“Scheduled Indebtedness Statement” has the meaning set forth in Section 2.06(b).
“SEC” has the meaning set forth in Section 4.25(d).
“Securities Act” means the Securities Act of 1933, as amended.
“Seller” has the meaning set forth in the preamble.
“Seller Disclosure Schedule” means the disclosure schedules delivered by the Seller and the Stockholders on the date attached hereto. References to “Schedules” in Article IV of this Agreement refer to the corresponding numbers sections of the Seller Disclosure Schedule.
“Seller Indemnitees” has the meaning set forth in Section 8.03.
“Seller’s Knowledge” or any other similar knowledge qualification, means the actual knowledge of the following individuals, in each case after due and reasonable inquiry of such Person’s direct reports who would reasonably be expected to have actual knowledge of the matter in question: Richard J. Brennan, David A. Diamond, Troy D. Dolan, Bradley C. McQuone, Keith H. Sieber, Terry Campbell, Nick Ciaccia, William R. Woessner III and Kristie R. Riegel.
“Software” means computer software programs and software systems, in both source code and object code format, including all databases, compilations, tool sets, compilers, higher level or “proprietary” languages, data files, application programming interfaces, user interfaces, related documentation and materials and all Trade Secrets necessary for the use thereof.
“Stock Escrow Agent” means American Stock Transfer & Trust Company, LLC, as escrow agent pursuant to the Stock Escrow Agreement.
“Stock Escrow Agreement” means the Escrow Agreement to be entered into on the Closing Date by and among the Seller, Buyer and Stock Escrow Agent in substantially the form attached hereto as Exhibit B.
“Stock Escrow Shares” has the meaning set forth in Section 2.06(a)(v).
“Stockholder” means any of the Persons listed in Exhibit C and “Stockholders” collectively refers to all of the Persons listed in Exhibit C.
“Subsidiary” of a Person means any corporation or other entity (including a limited liability company, partnership or other business association) in which such Person, directly or indirectly, owns outstanding capital stock or other voting securities having the power, under ordinary circumstances, to elect a majority of the directors or similar members of the governing body of such corporation or other entity, or otherwise to direct the management and policies of such corporation or other entity.
“Target Net Working Capital” means $9,039,988.
“Tax” or “Taxes” means (a) all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, escheat payment, unemployment, estimated, excise, severance, environmental, stamp, escheat occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees or unclaimed property liabilities, assessments or charges of any kind whatsoever, imposed by or payable to any U.S. federal, state, local or non-U.S., government or subdivision or agency thereof (any such authority, a “Taxing Authority”), together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.
“Tax Return” means any return, declaration, report, claim for refund, property rendition, information return or statement or other document relating to Taxes required to be filed with any Governmental Authority, including any schedule or attachment thereto, and including any amendment thereof.
“Tax Sharing Arrangement” means any written or unwritten agreement or arrangement providing for the allocation or payment of Tax liabilities or payment for Tax benefits between the Seller and any other Person.
“Taxing Authority” has the meaning set forth in the definition of “Tax” or “Taxes.”
“Territory” has the meaning set forth in Section 6.03(b).
“Third Party Claim” has the meaning set forth in Section 8.06(a).
“Trade Secrets” means confidential ideas, trade secrets, know-how, concepts, methods, processes, formulae, devices, technology, research and development results and records, inventions, compositions, reports, data, customer lists, mailing lists, business plans and other proprietary information, whether or not patentable.
“Trading Day” means a day on which the New York Stock Exchange is open for the transaction of business and trading of securities.
“Trademarks” means U.S., state and foreign trademarks, service marks, logos, trade dress, trade names (including all assumed or fictitious names under which the Seller is conducting the Business or has within the previous five years conducted the Business), brand names, Internet domain names, moral rights and general intangibles of like nature, whether registered or unregistered, and pending applications to register the foregoing.
“Transaction Documents” means this Agreement and the other agreements, documents, instruments and/or certificates contemplated by this Agreement to be executed in connection with the consummation of the transactions contemplated by this Agreement, including, for the avoidance of doubt, the Bill of Sale, Assignment and Assumption Agreement, Assignment and Assumption of Lease, Deed, Dolan Agreement, Transition Services Agreement, Lock-Up Agreement, Re-Gen Option Agreement, Cash Escrow Agreement, the Stock Escrow Agreement, the DTS Subcontract, the Re-Gen Subcontract, the Mats Agreement Amendment and the Marion Lease Termination.
“Transfer Taxes” has the meaning set forth in Section 6.04(b).
“Transferred Employee” has the meaning set forth in Section 6.08(a).
“Transition Services Agreement” has the meaning set forth in Section 2.07(b)(xii).
“Uncollected Receivables Amounts” has the meaning set forth in Section 6.06.
“U.S.” means the United States of America.
“Vehicles” has the meaning set forth in Section 2.01(c).
“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.
“Woessner Employment Agreement” has the meaning set forth in Section 2.07(b)(v).
“Woessner Non-Competition Agreement” has the meaning set forth in Section 2.07(b)(xxviii).
Section 1.02    Interpretations. Unless expressly provided for elsewhere in this Agreement, this Agreement shall be interpreted in accordance with the following provisions:

(a)    Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine, or neuter forms, and the singular form of nouns, pronouns, and verbs shall include the plural form and vice versa.
(b)    If a word or phrase is defined, its other grammatical forms have a corresponding meaning.
(c)    All headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.
(d)    All references in this Agreement to articles, sections, or subdivisions thereof shall refer to the corresponding article, section or subdivision thereof of this Agreement unless specific reference is made to such articles, sections, or subdivisions of another document or instrument.
(e)    A reference to a party to this Agreement or a party of any other agreement or document includes such party’s permitted successors and assigns.
(f)    A reference to legislation or to a provision of legislation includes a modification or reenactment of it, a legislative provision substituted for it, and a regulation or statutory instrument issued under it.
(g)    A reference to a writing includes a facsimile transmission of such writing or an electronically transmitted portable document format of such document.
(h)    The words “hereof,” “herein” and “hereunder,” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, subsection, and exhibit references are to this Agreement unless otherwise specified.
(i)    The word “including,” “include,” “includes” and all variations thereof shall mean “including, without limitation.”
(j)    The Exhibits attached to this Agreement are incorporated herein by reference and made a part of this Agreement.
(k)    The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of authorship of any of the provisions of this Agreement.
(l)    The word “or” will have the inclusive meaning represented by the phrase “and/or.”
(m)    “Shall” and “will” have equal force and effect.

(n)    Unless otherwise specified, all references to a specific time of day in this Agreement shall be based upon Central Standard Time or Central Daylight Saving Time, as applicable on the date in question in Houston, Texas.
(o)    References to “$” or to “dollars” shall mean the lawful currency of the United States of America.
(p)    In the event an action is required under this Agreement on a day that is not a Business Day, such action shall be required to be performed on the next succeeding day that is a Business Day.
(q)    All references to “day” or “days” shall mean calendar days unless specified as a “Business Day.”
(r)    Time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the time period commences and including the day on which the time period ends and by extending the period to the next Business Day following if the last day of the time period is not a Business Day.
(s)    The Parties intend that each of the representations, warranties and covenants contained herein shall have independent significance. If any Party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant.
(t)    All materials or information posted in the electronic data room maintained for the use and benefit of the Seller and Stockholders on or before 1:00 p.m., Houston, Texas time on October 27, 2017, access to which has been afforded to Representatives of Buyer, shall have been deemed to have been “made available” to Buyer, as such phrase is used herein.
ARTICLE II
PURCHASE AND SALE
Section 2.01    Purchased Assets. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell, transfer, assign, convey and deliver to Buyer, free and clear of all Liens, other than Permitted Liens, and Buyer shall purchase, acquire and accept from the Seller, all of the assets, properties and rights of every nature, kind and description, wherever located, whether tangible or intangible (including goodwill), whether real, personal or mixed, in each case, constituting, owned, held or used in the operation of the Business including the following (but excluding the Excluded Assets) (the “Purchased Assets”). The Purchased Assets include all of the Seller’s right, title and interest in the following assets of the Business:
(a)    all of the inventory of the Business as of the Closing Date, of every kind and nature and wherever located, including finished goods, work in progress, spare parts, raw materials, supplies (including consumables supplies and fuel supplies), prepaid goods (whether or not in transit as of the Closing Date) that are or are intended to be used by the Business and packaging and shipping materials (collectively, the “Inventory”);
(b)    all of the equipment (including field equipment, office equipment, telecommunications equipment, data processing equipment), furniture, fixtures, furnishings, machinery, tools, spare and repair parts, computers, computer hardware, computer software, computer components and peripherals, and all other items of tangible personal property of the Seller as of the Closing Date, including the items described on Schedule 2.01(b) (the “Equipment”);
(c)    all of the vehicles and trailers owned, leased, held or used in connection with the Business (collectively, the “Vehicles”), which are set forth on Schedule 2.01(c) together with their respective Vehicle Identification Number (VIN);
(d)    except as provided below in this Section 2.01(d), (i) all of the trade accounts receivable and other rights to payment from customers of the Seller which have accrued as of the Closing Date, and the full benefit of all security for such accounts or rights to payments, including all trade accounts receivable representing amounts receivable in respect of goods shipped, products sold or services rendered to customers of the Seller, (ii) all other accounts or notes receivable of the Seller and the full benefit of all security for such accounts or notes and (iii) any claim, remedy or other right related to any of the foregoing (the “Accounts Receivable”). Accounts Receivable shall not include any accounts receivable or other rights of payment held by Seller and owing to Seller by Buyer or any Affiliate of Seller including those entities deemed to be an Affiliate of Seller as set forth in the definition of “Affiliate;”
(e)    all Owned Real Property, in each case along with and subject to the applicable easements, privileges, rights and appurtenances, and rights-of-way;
(f)    the Leases described on Schedule 2.01(f) (the “Assigned Leases”), all leasehold interests of the Seller in the Leased Real Property thereunder, and all of the Seller’s right, title and interest, if any, to the security deposits under the Assigned Leases;
(g)    the Contracts listed on Schedule 2.01(g) (the “Assigned Contracts”);
(h)    all of the Books and Records;
(i)    all (i) Owned Intellectual Property used in connection with the Business including that listed on Schedule 2.01(i), and (ii) the rights of the Seller to any Intellectual Property under any license agreement listed on Schedule 2.01(i) (collectively, the “Assigned IP Assets”);
(j)    to the extent transferable or assignable, all of the Permits used in the Business as listed on Schedule 2.01(j) (the “Assigned Permits”);

(k)    all telephone and facsimile numbers of the Seller owned, held or used in the Business that are set forth on Schedule 2.01(k); provided, that any mobile telephone numbers associated with an employee that is not hired by Buyer shall be retained by Seller;
(l)    all claims, deposits, credits, prepayments (including prepaid expenses, rentals or premiums), security, refunds, causes of action, rights of recovery, rights of set-off, rights of recoupment and charges (including any such item relating to the payment of Taxes), relating to the Business, the Purchased Assets or the Assumed Liabilities;
(m)    the benefit of and all of Seller’s rights under any warranties, indemnities, covenants (including confidentiality, non-competition, non-solicitation and other restrictive covenants) and all similar rights against third parties relating to the Business or the Purchased Assets;
(n)    the name “Well Service Group,” and all translations, transliterations, adaptations, combinations and derivations thereof, any trade names or trademarks and any application or registration thereof made with respect to the Purchased Assets, and any service marks or identifying logos of the Seller and any application or registration thereof;
(o)    all goodwill associated with the Business including any of the assets described in the foregoing clauses;
(p)    the bank accounts, deposit accounts, lock boxes and other accounts and post office boxes of the Seller listed on Schedule 2.01(p), including all cash on deposit in such accounts as of the Effective Time; and
(q)    all other property and assets, real or personal, tangible or intangible, owned, used or held for use in or relating to the Business.
Section 2.02    Excluded Assets. The following assets, properties and rights of the Seller are not being acquired by Buyer, are excluded from the Purchased Assets and shall remain the assets, properties and rights of the Seller after the Closing (the “Excluded Assets”):
(a)    all Contracts of the Seller, other than the Assigned Contracts and Assigned Leases;
(b)    the corporate seal and any minute books, stock books and other records relating to the corporate organization of the Seller or its Affiliates;
(c)    subject to Section 2.01(f), Section 2.01(l), Section 2.01(p) and Section 2.05(c), all cash, cash equivalents, short-term investments, bank deposits, investment accounts, corporate credit cards and similar items of the Seller (other than, for the avoidance of doubt, Final Cash);
(d)    marketable securities;
(e)    all insurance policies of the Seller, rights thereunder and proceeds therefrom, whether or not related to the Business;

(f)    all personnel and other records that the Seller is required by applicable Law to retain in its possession and any other information described in clauses (i) and (ii) of Section 6.01(b);
(g)    all rights to any refunds (whether by payment, offset, credit or otherwise) of Taxes for which the Seller is liable under Section 6.04 or that were paid or prepaid by the Seller with respect to any period or which Taxes are the subject of indemnification by the Seller under this Agreement;
(h)    any rights or claims of the Seller against or with respect to (i) Buyer with respect to any business conducted by and between Buyer and Seller prior to the Effective Time in the Ordinary Course of Business including any amount owed by Buyer to Seller relating thereto, and (ii) any of Seller’s Affiliates and any other benefit or amount owed by any such Affiliates to the Seller;
(i)    Benefit Plans and the assets of Benefit Plans and rights of the Seller in connection with any Benefit Plans and assets of Benefit Plans;
(j)    rights under this Agreement and other agreements and documents entered into by the Seller in connection with the transactions herein;
(k)    any equity interests in Re-Gen Enterprises; and
(l)    the assets listed on Schedule 2.02(l) that are used solely in the Drilling Business.
Section 2.03    Assumed Liabilities; Excluded Liabilities.
(a)    Upon the terms and subject to the conditions of this Agreement and as part of the consideration for the Purchased Assets, at the Closing, Buyer shall assume and agree to pay, perform, discharge and satisfy, as and when due, only the following liabilities and obligations of the Seller (the “Assumed Liabilities”), and no other liabilities or obligations:
(i)    any liabilities and obligations resulting from or arising out of the Purchased Assets (other than the Assigned Contracts), but only to the extent that such liabilities and obligations, whether accrued or unaccrued, absolute or contingent, known or unknown or otherwise, (i) arise or accrue from events, facts or circumstances first existing or occurring after the Effective Time and (ii) do not relate to or arise as a result of any condition or any failure to perform, improper performance, breach of warranty or other breach, default or violation by the Seller on or prior to the Effective Time;
(ii)    any liabilities and obligations resulting from or arising out of the Assigned Contracts but only to the extent such liabilities and obligations, whether accrued or unaccrued, absolute or contingent, known or unknown or otherwise (A) accrue or are to be performed after the Effective Time, and (B) do not relate to or arise as a result of any failure to perform, improper performance, breach of warranty or other breach, default or violation by the Seller on or prior to the Effective Time or as a consequence of Closing;
(iii)    the trade and other accounts payable by the Seller as of the Effective Time that are (A) unpaid and not delinquent as of the Closing and (B) included in the determination of the Estimated Net Working Capital, as adjusted by the determination of the Final Net Working Capital;
(iv)    any liability or obligation with respect to customer deposits to the extent included in the Purchased Assets and included in the determination of the Estimated Net Working Capital, as adjusted by the determination of the Final Net Working Capital; and
(v)    subject to Section 6.08, any liabilities and obligations in respect of the Transferred Employees, but only to the extent such liabilities and obligations arise or accrue from events, facts or circumstances first existing or occurring after the Effective Time.
(b)    Notwithstanding any provision in this Agreement or any other document or instrument to the contrary, it is expressly agreed that Buyer shall not assume, and shall have no liability or obligation (by execution of this Agreement or any Transaction Document, by operation of Law or otherwise) to pay, perform, discharge or satisfy, any liabilities and obligations of the Seller or any of its Affiliates of any nature, kind or description whatsoever, whether accrued or unaccrued, absolute or contingent, known or unknown, asserted or unasserted, matured or unmatured or otherwise, and whether in existence as of the Closing Date or arising thereafter, other than the Assumed Liabilities (collectively, the “Excluded Liabilities”), it being expressly acknowledged and agreed that the Excluded Liabilities shall be retained, paid, performed, discharged and satisfied solely by the Seller and its Affiliates. Without limiting the foregoing, the Excluded Liabilities shall include the following:
(i)    any liabilities and obligations resulting from or arising out of the Purchased Assets or the Business to the extent that such liabilities or obligations, whether accrued or unaccrued, absolute or contingent, known or unknown or otherwise (A) accrue or arise from any events, facts or circumstances existing or occurring, on or prior to the Effective Time or (B) relate to any condition or any failure to perform, improper performance, breach of warranty or other breach, default or violation by the Seller on or prior to the Effective Time;
(ii)    any liabilities and obligations of the Seller or any of its Affiliates arising out of or relating to or in respect of (A) claims by or compensation or benefits with respect to any current or former employee of or other service provider to the Seller or any of its Affiliates, or any individual claiming to be or deemed to be or to have been an employee of or other service provider to the Seller or its Affiliates (including liabilities and obligations relating to payroll, vacation, sick leave, workers’ compensation, unemployment benefits, healthcare benefits or other benefits), (B) any Benefit Plan, (C) the bonuses payable to William R. Woessner and Nicholas S. Ciaccia as described in Schedule 4.06(f), or (D) any failure, through any act or omission, to comply with the requirements of COBRA, including any Tax liability or obligation relating thereto;

(iii)    any liabilities and obligations of the Seller and any of its Affiliates under any Contract of the Seller that is not an Assigned Contract;
(iv)    any liabilities and obligations of the Seller and any of its Affiliates resulting from or arising out of any of the Excluded Assets;
(v)    any liabilities and obligations of the Seller arising out of or resulting from any and all Indebtedness (other than the obligations of the capitalized leases included in the Assigned Contracts) of the Seller or any of its Affiliates or relating to the Business, any of the Purchased Assets, the Drilling Business or any of the Excluded Assets;
(vi)    any liabilities and obligations of the Seller owed to (A) Buyer with respect to any business conducted by and between Buyer and Seller prior to the Effective Time in the Ordinary Course of Business, and (B) any of its Affiliates;
(vii)    any liability or obligation for any and all Taxes of the Seller for any taxable period, including Taxes pertaining to or attributable to the Business or the Purchased Assets for any period (or portion thereof as determined pursuant to Section 6.04(a)) that ends on or before the Closing Date (including any and all such Taxes for which liability is or may be sought to be imposed on Buyer with respect to the matters identified on Schedule 4.19(a)(i) and Schedule 4.19(c) or under any successor liability, transferee liability or similar provision of any applicable federal, foreign, state or local Law);
(viii)    any liability or obligation, including customer warranty claims, arising out of or relating to products sold or services provided by the Seller on or prior to the Closing Date;
(ix)    any liability or obligation to pay for any goods, products or services shipped, delivered or provided to the Seller and any trade or other accounts payable by the Seller except as expressly provided in Section 2.03(a)(iii) above;
(x)    any liability or obligation arising out of or relating to any violation of, or noncompliance with, any applicable Law (including any Environmental Law) or Governmental Order either (A) by the Seller or any of its Affiliates or (B) arising out of or relating to the Business or the Purchased Assets, to the extent occurring or accruing on or prior to the Closing Date;
(xi)    any liability or obligation arising out or relating to (A) any environmental conditions on the Real Property existing on or prior to the Closing Date; (B) the treatment, storage, transportation, disposal or arrangement for disposal of any rubbish, garbage, solid waste, paper or non-Hazardous Material or Hazardous Material by or on behalf of the Seller and occurring on or prior to the Closing Date (without regard to whether any of the foregoing then was in violation of any applicable Environmental Law); or (C) any remedial obligation under any applicable Environmental Law attributable to the Business or the Purchased Assets on or prior to the Closing Date;

(xii)    any liability or obligation of, relating to or attributable to the Seller or any of its Affiliates, the Business or the Purchased Assets, which liabilities or obligations arise out of or relate to any Legal Proceeding that is (A) pending as of the Closing Date (whether or not described in the Seller Disclosure Schedule) or (B) commenced on or after the Closing Date to the extent arising out of or relating to any fact, circumstance, occurrence or event happening on or prior to the Closing Date;
(xiii)    any liability or obligation of the Seller or any of its Affiliates to indemnify any Person by reason of the fact that such Person was a director, manager, partner, officer, employee, agent, representative or Affiliate of the Seller or any of its Affiliates or was serving at the request of the Seller or any of its Affiliates as a trustee, director, manager, partner, officer, employee, agent or representative of any other Person;
(xiv)    any liability or obligation arising out of or relating to the matters described in Schedule 4.13(a); and
(xv)    any liability or obligation of the Seller or any of its Affiliates arising out of the execution and performance of this Agreement and/or any of the Transaction Documents.
Section 2.04    Purchase Price. The aggregate consideration to be paid by Buyer to the Seller for the Purchased Assets (the “Purchase Price”) shall consist of:
(a)    $73,000,000 plus the amount of the designated capital expenditures identified on Schedule 2.04(a) (the “Base Purchase Price”), subject to adjustment as provided in Section 2.05, payable in the form of cash and shares of Newpark Common Stock as provided in Section 2.06; plus
(b)    the assumption of the Assumed Liabilities; plus
(c)    the amount of any cash held in the Business and included in the Purchased Assets received by Buyer at the Closing.
Section 2.05    Base Purchase Price Adjustment.
(a)    For the purpose of determining the Purchase Price and the Base Purchase Price payable at Closing, not less than five (5) Business Days prior to the Closing Date, the Seller shall cause to be prepared and delivered to Buyer a statement (the “Estimated Closing Statement”) setting forth a good faith estimate of the Net Working Capital as of the Effective Time (the “Estimated Net Working Capital”) and the Estimated Cash, including the components and calculation thereof determined in accordance with this Section 2.05. The Estimated Closing Statement shall be subject to review by Buyer, and the Parties shall cooperate in good faith to resolve any dispute regarding the Estimated Closing Statement prior to the Closing; provided, however, that if any item of dispute regarding the Estimated Closing Statement and the calculations set forth therein is not resolved by agreement in writing among the Parties by the second Business Day prior to the Closing Date, then the Seller’s estimate of such disputed item, together with any resolved disputed items, shall be used solely for purposes of determining the Estimated Net Working Capital and Estimated Cash.
(b)    The Estimated Closing Statement shall be used to determine the Base Purchase Price payable at Closing as follows:
(i)    To the extent the Estimated Net Working Capital is greater than the Target Net Working Capital (such difference being herein referred to as the “Estimated Net Working Capital Excess Amount”), the Base Purchase Price payable at Closing, shall be increased by the amount of the Estimated Net Working Capital Excess Amount.
(ii)    To the extent the Estimated Net Working Capital is less than the Target Net Working Capital (such difference being herein referred to as the “Estimated Net Working Capital Deficiency Amount”), the Base Purchase Price payable at Closing, shall be reduced by the amount of the Estimated Net Working Capital Deficiency Amount.
(iii)    The Base Purchase Price shall be increased by an amount equal to the Estimated Cash.
(c)    Within ninety (90) days following the Closing Date, Buyer shall cause to be prepared and delivered to the Seller a statement (the “Final Closing Statement”) setting forth the actual Net Working Capital as of the Effective Time (the “Final Net Working Capital”), and the Final Cash, including the components and calculation thereof, and the difference, if any, between (i) the Estimated Net Working Capital and the Final Net Working Capital (the amount of such difference being referred to as the “Final Working Capital Adjustment”), and (ii) the Estimated Cash and the Final Cash (the amount of such difference being referred to as the “Final Cash Adjustment”). If the Final Closing Statement reflects a difference between the Estimated Net Working Capital and the amount of the Final Net Working Capital or a difference between the Estimated Cash and Final Cash, the Seller shall have twenty (20) calendar days following the receipt of the Final Closing Statement to review the components and calculation of the Final Net Working Capital and Final Cash. During such twenty (20) calendar day period, Buyer shall provide Seller and its legal and accounting advisors with reasonable access, during normal business hours to all Books and Records of the Business used in the calculation of the Final Net Working Capital and Final Cash. If the Seller objects to any portion of the Final Net Working Capital or Final Cash and Buyer’s calculation of the amounts set forth therein, the Seller may send notice to Buyer specifying the reasons for the Seller’s objections (the “Objection Notice”) no later than 5:00 p.m., Houston, Texas time, on the final day of such twenty (20) calendar day period. The failure of the Seller to send the Objection Notice within such twenty (20) calendar day period shall be deemed to be an acceptance by Seller of the Final Working Capital Adjustment and Final Cash Adjustment. If Buyer and Seller agree on all matters in the Final Closing Statement and the calculation of the Final Net Working Capital and Final Cash, or if the Seller otherwise fails to timely object to such matters, then:
(i)    if the Final Net Working Capital is greater than the Estimated Net Working Capital, the Final Working Capital Adjustment shall be added to and increase the Purchase Price and shall be paid by Buyer, in cash, to the Seller within three (3) Business Days following the Seller’s acceptance, or deemed acceptance, of the Final Working Capital Adjustment, with such funds paid via wire transfer of immediately available funds to the account designated by Seller;
(ii)    if the Final Net Working Capital is less than the Estimated Net Working Capital, the Final Working Capital Adjustment shall be deducted from and reduce the Purchase Price and the Seller shall pay to Buyer, within three (3) Business Days following the Seller’s acceptance, or deemed acceptance, of the Final Working Capital Adjustment, an amount in cash equal to the Final Working Capital Adjustment, with such amount paid via wire transfer of immediately available funds to the account designated by Buyer; and
(iii)    if the Final Cash is greater than the Estimated Cash, the Final Cash Adjustment shall be added to and increase the Purchase Price and shall be paid by Buyer, in cash, to the Seller within three (3) Business Days following the Seller’s acceptance, or deemed acceptance, of the Final Cash Adjustment, with such funds paid via wire transfer of immediately available funds to the account designated by Seller; and
(iv)    if the Final Cash is less than the Estimated Cash, the Final Cash Adjustment shall be deducted from and reduce the Purchase Price and the Seller shall pay to Buyer, within three (3) Business Days following the Seller’s acceptance, or deemed acceptance, of the Final Cash Adjustment, an amount in cash equal to the Final Adjustment, with such amount paid via wire transfer of immediately available funds to the account designated by Buyer.
(d)    In the event the Seller has provided a timely Objection Notice to Buyer, and the Seller and Buyer are unable to agree on the calculations set forth in the Final Closing Statement within fifteen (15) calendar days after receipt by Buyer of such Objection Notice, such dispute between the Seller and Buyer with respect to such calculations and the Final Working Capital Adjustment and Final Cash Adjustment shall be resolved by a nationally recognized accounting firm reasonably acceptable to the Seller and Buyer who shall not be Deloitte & Touche LLP or the Seller’s accounting firm (the “Accounting Arbitrator”), whose determination shall be final and binding on Buyer and the Seller absent fraud or manifest error. The Accounting Arbitrator shall be engaged within fifteen (15) calendar days after the expiration of the fifteen (15) calendar day period following delivery of the Objection Notice. If either Buyer or the Seller fails to take action with respect to any matter referred to in the previous sentences of this Section 2.05(d), then if Buyer has failed to take action, the Seller, or if the Seller has failed to take action, Buyer, may engage the Accounting Arbitrator on behalf of all Parties. Buyer and the Seller each shall provide the Accounting Arbitrator with their respective determinations of the Final Net Working Capital, Final Working Capital Adjustment, Final Cash and Final Cash Adjustment. The Accounting Arbitrator shall make an independent determination of Final Net Working Capital, Final Working Capital Adjustment, Final Cash and Final Cash Adjustment, as applicable, which determination shall be based on whether such amounts have been calculated in accordance with the standards set forth in this Agreement, and the Accounting Arbitrator is not to make any other determination. The Accounting Arbitrator shall make its determination based solely on presentations and supporting material provided by Buyer and the Seller and not pursuant to any independent review. In no event shall the Accounting Arbitrator’s determination be outside of the range of amounts claimed by the respective parties with respect to those items in dispute. Any required payments by Buyer to the Seller, on the one hand, or by the Seller to Buyer, on the other hand, based on the determination shall be made within three (3) Business Days following the final resolution of such dispute by the Parties, or the Accounting Arbitrator, as applicable. All fees and expenses of the Accounting Arbitrator shall be paid by the Party whose proposed Final Net Working Capital and Final Cash is farthest from the Final Net Working Capital and Final Cash determined by such Accounting Arbitrator. Any dispute as to which Party’s proposed Final Net Working Capital and Final Cash is closest to the Final Net Working Capital and Final Cash determined by the Accounting Arbitrator shall be resolved by the Accounting Arbitrator and shall be specified in the final report prepared by such Accounting Arbitrator. Each of Buyer and the Seller shall pay their respective advisor’s fees, charges and expenses incurred by such Person in connection with the dispute.
(e)    For purposes of this Agreement, “Net Working Capital” shall (i) be calculated as of the Effective Time and (ii) mean the amount equal to the Current Assets included in the Purchased Assets minus the Current Liabilities included in the Assumed Liabilities. “Current Assets” shall mean, subject to the adjustments set forth below, the current assets of the Seller as of the Effective Time comprised of (i) Accounts Receivable, net of allowances for doubtful accounts; (ii) unbilled revenues; (iii) inventories; (iv) prepaid product costs and deposits; and (v) prepaid expenses assigned to Buyer. “Current Liabilities” shall mean, subject to the adjustments set forth herein, (i) the current liabilities of the Seller as of the Effective Time comprised of (x) accounts payable; (y) accrued liabilities; and (z) customer deposits, and (ii) accrued property Taxes imposed on the Purchased Assets as prorated to the Buyer pursuant to Section 2.10. Subject to the adjustments set forth below, Current Assets and Current Liabilities shall be computed in accordance with GAAP on a basis consistent with the Financial Statements. Notwithstanding the foregoing, for purposes of calculating the Net Working Capital, the Current Assets and the Current Liabilities shall not include:
(i)    to the extent not incurred in the Ordinary Course of Business, intercompany receivables and payables between or among the Seller, the Stockholders and their Affiliates;
(ii)    the amount of any cash held in the Business and included in the Purchased Assets received by Buyer at the Closing;
(iii)    any bank or funded Indebtedness including, without limitation, (A) any short-term debt and the current portion of any long-term debt of the Seller, and (B) any Indebtedness owed or owing by the Seller under any capital leases assumed by Buyer; and
(iv)    any current assets of the Seller not included in the Purchased Assets and any current liabilities of Seller not included in the Assumed Liabilities.
(f)    Any payments made pursuant to this Section 2.05 shall be treated as an adjustment to the Purchase Price by the Parties for Tax purposes, unless otherwise required by Law.
(g)    The provisions of this Section 2.05 shall not be subject to the provisions of Article VIII hereof or any limitations of liability set forth therein.

(h)    Seller and Buyer shall settle the accounts receivable between the Parties (which constitute Excluded Assets and Excluded Liabilities) existing as of the Effective Time in the Ordinary Course of Business within ninety (90) days following the Closing Date and such amounts shall not be considered in the determination of the Net Working Capital.
Section 2.06    Payment of Base Purchase Price; Escrows.
(a)    Subject to the terms and conditions hereof, at the Closing, the Buyer shall pay, or cause to be paid, the Base Purchase Price, as adjusted pursuant to Section 2.05, as follows:
(i)    Buyer shall pay the Scheduled Indebtedness owed to the Scheduled Creditors (which amounts shall not, in the aggregate, exceed an amount equal to the Base Purchase Price less the Cash Escrow Amount) as set forth in the Scheduled Indebtedness Statement and pay-off letters to be provided by Seller to Buyer pursuant to Section 2.07(b)(ix);
(ii)    Buyer shall pay the Cash Escrow Amount to the Cash Escrow Agent;
(iii)    Buyer shall retain an amount equal to fifty percent (50%) of the premium and related fees and costs for the R&W Insurance Policy pursuant to Section 6.13 and pay such amount pursuant to the R&W Insurance Policy;
(iv)    Buyer shall pay an amount equal to (A) the Base Purchase Price, as adjusted pursuant to Section 2.05, minus the sum of the Scheduled Indebtedness, the Cash Escrow Amount and the R&W Insurance Policy premium and related fees and costs multiplied by (B) fifty percent (50%) (the “Base Cash Payment”) to or to the order of the Seller, by wire transfer or immediately available funds to an account or accounts designated in writing to the Buyer;
(v)    Newpark shall deposit with the Stock Escrow Agent that number of shares of Newpark Common Stock equal to $10,000,000 divided by the Newpark Volume - Weighted Average Price, rounded up to the nearest whole share (the “Stock Escrow Shares”); and
(vi)    Newpark shall issue to Seller a number of shares of Newpark Common Stock equal to the Base Cash Payment less $10,000,000, divided by the Newpark Volume - Weighted Average Price, rounded up to the nearest whole share (the “Newpark Shares,” and together with the Stock Escrow Shares, the “Newpark Stock Consideration”).
(b)    Not less than two (2) Business Days prior to the Closing, the Seller shall deliver to the Buyer a statement (the “Scheduled Indebtedness Statement”) of all Indebtedness secured by any Lien, other than a Permitted Lien, against the Purchased Assets or otherwise representing the deferred or unpaid purchase price of any Purchased Assets (the “Scheduled Indebtedness”) existing at the Effective Time. The Schedule Indebtedness Statement shall contain the name of the Person to whom any Schedule Indebtedness is owed (collectively, the “Scheduled Creditors”) and the amount, calculated to the Effective Time, of the amount owed to each such Scheduled Creditor.

Section 2.07    Time and Place of Closing; Deliveries.
(a)    The closing of the transactions contemplated by this Agreement (the “Closing”) will take place remotely via electronic exchange of documents and signatures, at 9:00 a.m. November 13, 2017, or at such other date, place or time as the Parties may agree. The date on which the Closing occurs and the transactions contemplated hereby are consummated and become effective is referred to herein as the “Closing Date.” The Parties intend that the Closing shall be deemed effective at 12:01 a.m. on the Closing Date (the “Effective Time”).
(b)    Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller will deliver, or cause to be delivered, to Buyer:
(i)    a counterpart signature to the bill of sale, assignment and assumption agreement, substantially in the form attached hereto as Exhibit D (the “Bill of Sale, Assignment and Assumption Agreement”), duly executed by the Seller, effecting the assignment to and assumption by Buyer of the Purchased Assets and the Assumed Liabilities;
(ii)    a cross-receipt in the form of Exhibit E hereto, duly executed by the Seller, confirming receipt from Buyer of the Newpark Shares and the Base Cash Payment (the “Cross-Receipt”);
(iii)    a counterpart signature to the Employment Agreement between Richard J. Brennan and Buyer, substantially in the form attached hereto as Exhibit F (the “Brennan Employment Agreement”), duly executed by Rich Brennan;
(iv)    a counterpart signature to the Employment Agreement between Bradley C. McQuone and Buyer, substantially in the form attached hereto as Exhibit G (the “McQuone Employment Agreement”), duly executed by Brad McQuone;
(v)    a counterpart signature to the Employment Agreement between William R. Woessner III and Buyer, substantially in the form attached hereto as Exhibit H (the “Woessner Employment Agreement”), duly executed by William R. Woessner III;
(vi)    a counterpart signature to the Consulting Agreement between Troy Dolan and Buyer, substantially in the form attached hereto as Exhibit I (the “Dolan Agreement”), duly executed by Troy Dolan;
(vii)    a counterpart signature to the Cash Escrow Agreement, duly executed by the Seller;
(viii)    a counterpart signature to the Stock Escrow Agreement, duly executed by the Seller;
(ix)    payoff letters or similar releases or confirmations from all third parties, including all Scheduled Creditors, containing payoff amounts, per diems and wire instructions, that confirm the satisfaction, release and termination of the Seller’s Indebtedness to such third parties, and the release of Liens securing the Seller’s Indebtedness to such third parties upon payment of the Indebtedness described therein upon the Closing, each such payoff letter to be in a form reasonably acceptable to Buyer;
(x)    with respect to each Lease, an Assignment and Assumption of Lease and Consent Agreement, substantially in the form attached hereto as Exhibit J (each an “Assignment and Assumption of Lease”), duly executed by the Seller and lessor of the respective Leased Real Property;
(xi)    with respect to the Owned Real Property, a special warranty deed, substantially in the form attached hereto as Exhibit K hereto (the “Deed”), duly executed and notarized by the Seller;
(xii)    a counterpart signature to the Transition Services Agreement, substantially in the form attached hereto as Exhibit L hereto (the “Transition Services Agreement”);
(xiii)    a non-foreign person affidavit, dated as of the Closing Date, in compliance with Treasury Regulations Section 1.445-2(b)(2), stating that the Seller is not a “foreign person” as defined in Section 1445 of the Code;
(xiv)    a certificate, dated the Closing Date and duly executed by the Secretary of the Seller, certifying (A) that a true, complete and correct copy of the Seller’s Governing Documents, as amended and in effect on the Closing Date, is attached thereto, (B) that a true, complete and correct copy of the resolutions of the board of directors of the Seller authorizing the execution, delivery and performance by the Seller of this Agreement and the Transaction Documents to which the Seller is a party, and the consummation of the transactions contemplated hereby and thereby, is attached thereto, and that such resolutions have not been amended, modified or rescinded and remain in full force and effect on the Closing Date, and (C) the names and signatures of the officers of the Seller authorized to execute this Agreement and the Transaction Documents to which the Seller is a party;
(xv)    a certificate of good standing of the Seller issued by the Secretary of the Commonwealth for the Commonwealth of Pennsylvania and a Tax Clearance Certificate relating to bulk transfers from the Pennsylvania Department of Revenue, each as of a date within ten (10) Business Days prior to the Closing Date;
(xvi)    a certificate, dated the Closing Date and duly signed by an officer of the Seller, certifying that the conditions set forth in Section 7.01 and Section 7.03 have been satisfied or waived, as the case may be;
(xvii)    a counterpart signature to the Option Agreement, substantially in the form attached hereto as Exhibit M (the “Re-Gen Option Agreement”), pursuant to which Seller grants to Buyer an option to purchase Seller’s equity interest in Re-Gen Enterprises as more specifically set forth therein;
(xviii)    an agreement, in a form reasonably acceptable to Buyer, amending as of the Effective Date that certain Agreement Between Newpark Mats and Integrated Services and

Well Services Group, Inc. dated effective as of May 1, 2013 (the “Mats Agreement Amendment”), duly executed by the Seller;
(xix)    assignments of inventions and other Intellectual Property, in a form reasonably acceptable to Buyer, from William R. Woessner III to Seller and from Eric Rose and Mysterion Studios, Inc. to Seller;
(xx)    a counterpart signature to the Lock-Up Agreement, substantially in the form attached as Exhibit N (the “Lock-Up Agreement”), duly executed by the Seller and each of the Stockholders;
(xxi)    a counterpart signature to the subcontract agreement, substantially in the form attached as Exhibit O (the “DTS Subcontract”), providing that Diamond Technical Services, Inc., an Affiliate of the Seller, shall continue to serve as a subcontractor to Buyer in connection with the Business in the performance of certain customer contracts, duly executed by Diamond Technical Services, Inc.;
(xxii)    an agreement, in a form reasonably acceptable to Buyer, terminating the Lease Agreement dated as of June 1, 2015 between Buyer and Seller, relating to the real property located in Marion, Illinois (the “Marion Lease Termination”);
(xxiii)    copies of written requests from the Seller to (A) the Tax Commissioner of the State of West Virginia requesting a receipt showing that all Taxes of the Seller have been paid, and (B) the Comptroller of the State of Texas requesting a certificate that no Taxes are due by Seller;
(xxiv)    one or more assignments, in a form reasonably acceptable to Buyer, as necessary for filing with the U.S. Patent and Trademark Office to evidence the assignment of the Assigned IP Assets;
(xxv)    a counterpart signature to the subcontract agreement, substantially in the form attached as Exhibit P (the “Re-Gen Subcontract”), providing that Re-Gen Enterprises, an Affiliate of Seller, shall serve as a subcontractor to Buyer in connection with the Business, duly executed by Re-Gen Enterprises;
(xxvi)    a counterpart signature to the Confidentiality, Non-Competition and Non-Solicitation Agreement between Richard J. Brennan and Buyer, substantially in the form attached hereto as Exhibit Q (the “Brennan Non-Competition Agreement”), duly executed by Richard J. Brennan;
(xxvii)    a counterpart signature to the Confidentiality, Non-Competition and Non-Solicitation Agreement between Bradley C. McQuone and Buyer, substantially in the form attached hereto as Exhibit R (the “McQuone Non-Competition Agreement”), duly executed by Bradley C. McQuone;

(xxviii)    a counterpart signature to the Confidentiality, Non-Competition and Non-Solicitation Agreement between William R. Woessner III and Buyer, substantially in the form attached hereto as Exhibit S (the “Woessner Non-Competition Agreement”), duly executed by William R. Woessner III; and
(xxix)    the other documents and instruments required to be delivered by the Seller or Stockholders at Closing pursuant to this Agreement, and all such other agreements, certificates, documents and other instruments as Buyer reasonably requests in writing and as are reasonably necessary to consummate the transactions contemplated by this Agreement and/or any of the Transaction Documents, in each case, in form and substance reasonably satisfactory to Buyer and its counsel.
(c)    Upon the terms and subject to the conditions of this Agreement, at the Closing, Buyer will deliver, or cause to be delivered, to the Seller, the Cash Escrow Agent and the Stock Escrow Agent, as applicable:
(i)    the Base Cash Payment, as specified in Section 2.06(a)(iii), by wire transfer of immediately available funds to an account or accounts designated in writing by the Seller;
(ii)    an instruction letter to Newpark’s transfer agent, duly executed by Newpark, for the issuance of the Stock Escrow Shares and the Newpark Shares as specified in Section 2.06(a)(v) and Section 2.06(a)(vi), respectively, in book-entry form, for such Stock Escrow Shares and Newpark Shares;
(iii)    the Cash Escrow Amount, by wire transfer of immediately available funds to an account designated in writing by the Cash Escrow Agent;
(iv)    a counterpart signature to the Bill of Sale, Assignment and Assumption Agreement duly executed by Buyer;
(v)    with respect to each Lease; an executed counterpart to the Assignment and Assumption of Lease, each duly executed by Buyer;
(vi)    with respect to the Owned Real Property, counterpart signatures and notarizations to the Deed, duly executed and notarized by Buyer;
(vii)    a counterpart signature to each of the Key Executive Employment Agreements, duly executed by Buyer;
(viii)    a counterpart signature to the Dolan Agreement, duly executed by Buyer;
(ix)    a counterpart signature to the Cash Escrow Agreement, duly executed by Buyer;
(x)    a counterpart signature to the Stock Escrow Agreement, duly executed by Buyer;

(xi)    a counterpart signature to the Transition Services Agreement, duly executed by Buyer;
(xii)    a counterpart signature to the Re-Gen Option Agreement, duly executed by Buyer;
(xiii)    a counterpart signature to the Mats Agreement Amendment, duly executed by Buyer;
(xiv)    a counterpart signature to the Lock-Up Agreement, duly executed by Buyer;
(xv)    a counterpart signature to the DTS Subcontract, duly executed by Buyer;
(xvi)    a counterpart signature to the Brennan Non-Competition Agreement, duly executed by Buyer;
(xvii)    a counterpart signature to the McQuone Non-Competition Agreement, duly executed by Buyer;
(xviii)    a counterpart signature to the Woessner Non-Competition Agreement, duly executed by Buyer;
(xix)    a certificate, dated as of the Closing Date and duly executed by the Secretary or Assistant Secretary of Buyer, certifying (A) that a true, complete and correct copy the resolutions of the Board of Managers of Buyer authorizing the execution, delivery and performance by Buyer of this Agreement and the Transaction Documents to which Buyer is a party, and the consummation of the transactions contemplated hereby and thereby, is attached thereto, and that such resolutions have not been amended, modified or rescinded and remain in full force and effect on the Closing Date, and (B) the names and signatures of the officer(s) of Buyer authorized to execute this Agreement and the Transaction Documents to which Buyer is a party;
(xx)    a certificate, dated as of the Closing Date and duly executed by the Secretary or Assistant Secretary of Newpark, certifying (A) that a true, complete and correct copy the resolutions of the Board of Directors of Newpark authorizing the execution, delivery and performance by Newpark of this Agreement and the Transaction Documents to which Newpark is a party, and the consummation of the transactions contemplated hereby and thereby, is attached thereto, and that such resolutions have not been amended, modified or rescinded and remain in full force and effect on the Closing Date, and (B) the names and signatures of the officer(s) of Newpark authorized to execute this Agreement and the Transaction Documents to which Newpark is a party;
(xxi)    a certificate of good standing of Buyer issued by the Comptroller of the State of Texas as of a date within ten (10) Business Days prior to the Closing Date;
(xxii)    a certificate of good standing of Newpark issue by the Secretary of State of Delaware as of a date within ten (10) Business Days prior to the Closing Date;

(xxiii)    a certificate, dated the Closing Date and duly signed by an officer of the Buyer, certifying that the conditions set forth in Section 7.01 and Section 7.02 have been satisfied or waived, as the case may be; and
(xxiv)    the other documents and instruments required to be delivered by Buyer or Newpark at Closing pursuant to this Agreement, and all such other agreements, certificates, documents and other instruments as the Seller reasonably requests in writing and as are reasonably necessary to consummate the transactions contemplated by this Agreement and/or any of the Transaction Documents, in each case, in form and substance reasonably satisfactory to the Seller and its counsel.
Section 2.08    Allocation of Purchase Price. The Seller and Buyer will cooperate in good faith and use commercially reasonable efforts to agree, on or before the 90th day following the Closing, upon an allocation of the Purchase Price (including the amount of any Assumed Liabilities recognized as part of the consideration for Tax purposes), among each class of the Purchased Assets, in compliance with the principles of Code Section 1060 and applicable Treasury Regulations thereunder. Buyer shall initially propose an allocation and present such proposed allocation to Seller for review. If the Seller and Buyer agree to such allocation, the Seller and Buyer agree to timely and properly prepare, execute and file with the Internal Revenue Service any applicable forms regarding the allocation of the Purchase Price in accordance with such agreed allocation, provided, however, that (i) the Buyer’s cost for the Purchased Assets may differ from the total amount allocated hereunder to reflect the inclusion in the total cost of items (for example, capitalized acquisition costs) not included in the amount so allocated and (ii) the amount realized by the Seller may differ from the total amount allocated hereunder to reflect transaction costs that reduce the amount realized for federal income Tax purposes. Except as required pursuant to applicable Law, none of the Seller or Buyer, directly or indirectly, through a Subsidiary or Affiliate or otherwise, will take a position on any Tax Return or in any audit or examination by, or any judicial proceeding before, any Taxing Authority that is in any way inconsistent with such agreed allocation. If the Seller and Buyer are unable to agree on an allocation of the Purchase Price within ninety (90) days following the Closing, the Seller and Buyer may file their respective Tax Returns allocating the Purchase Price in the manner each such Party believes appropriate, provided such allocation is reasonable and in accordance with applicable Law. The Parties will promptly inform one another of any challenge by any Taxing authority to any allocation made pursuant to this Section 2.08 and agree to consult and keep one another reasonably informed with respect to the status of, and any discussion, proposal or submission with respect to, such challenge.
Section 2.09    Condition to Transfer of Contracts; Ongoing Projects.
(a)    Notwithstanding anything herein to the contrary and assuming Buyer waives any condition contained herein that such Consent for assignment be obtained prior to Closing, the Parties acknowledge and agree that at the Closing, the Seller is not assigning to Buyer any Contract otherwise constituting a Purchased Asset which by its terms requires the Consent of any other party in order to assign such Contract unless such Consent has been obtained on or prior to the Closing (a “Non-Assigned Contract”).

(b)    Schedule 2.09, which shall be delivered by Seller to Buyer at Closing, shall identify, as of a date three (3) days prior to the Closing Date, (i) each ongoing project that Seller expects to be ongoing as of the Closing Date, (ii) each prospective project for the Business Seller expects within sixty (60) days following the Closing Date, and (iii) the respective customer relating to any such project. Each ongoing or pending project listed on Schedule 2.09 being performed, or to be performed, by the Business pursuant to a Non-Assigned Contract as of the Closing Date is referred to individually as an “Ongoing Project” and collectively as the “Ongoing Projects.”
(c)    The Seller’s rights relating to the Ongoing Projects and to the Non-Assigned Contracts are collectively referred to as the “Contract Rights.”
(d)    From and after the Effective Time:
(i)    the Seller shall hold each such Non-Assigned Contract for the exclusive benefit of Buyer;
(ii)    at the request and expense and under the direction of Buyer, acting reasonably, the Seller shall use its best efforts to cause all things to be done that Buyer, acting reasonably, considers necessary or desirable to perform the obligations of the Seller with respect to Ongoing Projects from and after the Closing under the Non-Assigned Contracts in a manner that preserves the value of the Contract Rights, ensures that those Contract Rights will inure to the benefit of Buyer, and ensures that all amounts receivable under the Non-Assigned Contracts from and after the Closing will be received by Buyer;
(iii)    Buyer agrees to perform and assume, at its sole expense, all of the obligations and liabilities of the Seller under the Contract Rights from and after Closing to the extent such obligations and liabilities pertain to performance from and after the Effective Time and are not related to any matter, thing, improper performance, breach of warranty or default existing at, prior to or as a consequence of Closing;
(iv)    the Seller shall promptly pay over to Buyer all amounts collected by the Seller under the Non-Assigned Contracts;
(v)    following the Closing, the Seller and Buyer shall make reasonable efforts and cooperate with each other in good faith to obtain the necessary Consents to assign the Non-Assigned Contracts to Buyer; and
(vi)    if the Seller obtains the necessary Consent to assign a Non-Assigned Contract to Buyer in form satisfactory to Buyer, then, effective as of the date Buyer receives a copy of that Consent from the Seller, that Non-Assigned Contract will be deemed to have been assigned and transferred by the Seller to Buyer and the Seller and Buyer will be relieved of any further obligations under any agreement made between them in respect of that Non-Assigned Contract (including under this Section 2.09(d)).
(e)    Nothing in this Section 2.09 will relieve the Seller of its obligations under Section 6.02.

Section 2.10    Rentals, Utilities and Other Adjustments. All monthly installments of rent and other amounts payable to lessors under any Assigned Contract and any Assigned Lease and all utility charges shall be prorated through the Closing Date and shall be considered in the determination of Net Working Capital for purposes of Section 2.05.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS
Each Stockholder, severally and not jointly, hereby represents to Buyer, as of the date hereof and as of the Closing Date, as follows:
Section 3.01    Organization; Qualification. If such Stockholder is not a natural person, such Stockholder has been duly formed or incorporated and is organized and validly existing and in good standing under the laws of its jurisdiction of formation or incorporation. Such Stockholder has the power, authority and capacity to execute and deliver this Agreement and each of the other Transaction Documents to which it is or is to become a party and to consummate the transactions contemplated by this Agreement and such other Transaction Documents.
Section 3.02    Authorization. If such Stockholder is a natural person, such Stockholder has the full legal capacity and authority to execute and deliver this Agreement and each of the other Transaction Documents to which such Stockholder is or is to become a party and to consummate the transactions contemplated by this Agreement and each such other Transaction Documents. If such Stockholder is not a natural person, the execution and delivery by such Stockholder of this Agreement and each of the other Transaction Documents to which it is or is to become a party and the consummation of the transactions contemplated by this Agreement and such other Transaction Documents have been duly and validly authorized by all necessary corporate, limited liability company or other action on behalf of such Stockholder.
Section 3.03    Validity of Agreement. This Agreement has been, and each of the Transaction Documents to which such Stockholder is or is to become a party will at the Closing be, duly and validly executed and delivered by such Stockholder, and this Agreement is, and each such Transaction Document will, at the Closing, be, the legal, valid and binding obligations of such Stockholder, enforceable against such Stockholder in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only at the discretion of a court of competent jurisdiction.
Section 3.04    Consents and Approvals; No Violations. Neither the execution and delivery by such Stockholder of this Agreement or any of the other Transaction Documents to which such Stockholder is or is to become a party nor the consummation by such Stockholder of the transactions contemplated hereby or thereby do or will (i) conflict with, violate or result in any breach of any provision of the Governing Documents of such Stockholder (to the extent such Stockholder is not a natural person), as applicable; (ii) (A) conflict with or result in a violation or breach of, or (B) constitute (with or without due notice or lapse of time or both) a default under, or (C) impair the rights of such Stockholder under any Contract to which such Stockholder is a party; (iii) conflict with or violate any Law applicable to such Stockholder; or (iv) require, with respect to such Stockholder any registrations, qualifications, designations, declarations or filings with, or the obtaining of any permit, authorization, consent, waiver or approval of, or the giving of any notice to, in each case, any Governmental Authority, customer, contractual third party or other Person (collectively, “Consents” and individually, a “Consent”) other than pursuant to any such Consents that have been obtained or given, that remain in effect as of the Closing, and are furnished in writing to Buyer at Closing.
Section 3.05    Solvency. No Stockholder is insolvent nor will it be rendered insolvent by any of the transactions contemplated by this Agreement or the other Transaction Documents to which such Stockholder is a party. As used in this Section 3.05, “Insolvent” means, with respect to any Person, that the sum of the debts and other probable liabilities of such Person exceeds the present fair market value of such Persons’ assets.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE SELLER AND THE STOCKHOLDERS
Concurrently with the execution and delivery of this Agreement, the Seller and the Stockholders are delivering to Buyer the Seller Disclosure Schedule setting forth items the disclosure of which shall be necessary or appropriate either in response to an express disclosure requirement contained in a provision of this Agreement or as an exception to one or more representations or warranties contained in this Article IV; provided, however, that information disclosed in or for one section of the Seller Disclosure Schedule shall be deemed disclosed in all other sections of the Seller Disclosure Schedule only to the extent it is reasonably apparent on its face that such information is relevant to such other section of the Seller Disclosure Schedule.
Subject to the preceding paragraph, the Seller and the Stockholders jointly and severally represent and warrant to Buyer as of the date hereof and as of the Closing Date, as follows:
Section 4.01    Organization, Authority and Qualification of the Seller. On the date hereof (a) the Seller is a corporation duly organized, validly existing and in good standing under the Laws of the Commonwealth of Pennsylvania; (b) the Seller has all requisite corporate power and authority to own, lease and operate the Purchased Assets and to carry on the Business as now being conducted; and (c) the Seller is duly qualified and in good standing to do business in each jurisdiction in which the nature of the Business or the ownership, operation or leasing of the Purchased Assets makes such qualification necessary, except where the failure to be so qualified and in good standing would not, individually or in the aggregate, have a Material Adverse Effect. Schedule 4.01 sets forth all such jurisdictions in which the Seller is licensed or qualified. The Stockholders are the sole record and beneficial owners of all the issued and outstanding equity interest in the Seller. Except as set forth on Schedule 4.01, the Seller does not own, or hold the right to acquire (contingently or otherwise), any ownership interest in any other Person. The Business is and at all times has been conducted, and the Purchased Assets are and have at all times been operated, by the Seller and not through any Person other than the Seller.
Section 4.02    Authority Relative to this Agreement; Enforceability. The Seller has the corporate power and authority to execute and deliver this Agreement and the Transaction

Documents to which it is or is to become a party, and to consummate the transactions contemplated by this Agreement and such Transaction Documents. The execution and delivery of this Agreement and the Transaction Documents to which the Seller is or is to become a party, and the consummation of the transactions contemplated by this Agreement and such Transaction Documents have been duly and validly authorized by all requisite corporate action on the part of the Seller. This Agreement has been, and each of the Transaction Documents to which the Seller is or is to become a party will, at the Closing, be, duly and validly executed and delivered by the Seller and constitutes, or will at the Closing constitute, a valid and binding agreement of the Seller, enforceable against the Seller in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.
Section 4.03    No Conflicts; Consents. The execution, delivery and performance by the Seller of this Agreement and the other Transaction Documents to which the Seller is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:
(a)    except as set forth in Schedule 4.03(a), conflict with, violate, result in a breach of the terms, conditions or provisions of, or constitute (with or without due notice or lapse of time or both) a default, an event of default or an event creating rights of acceleration, termination, modification, amendment or cancellation or a loss of rights under, or result in the creation or imposition of any Lien on the Purchased Assets or the Seller under (i) the Governing Documents of the Seller, (ii) any Contract (including any Assigned Contract or Assigned Lease) to which the Seller is a party, (iii) any Governmental Order to which the Seller is a party or is subject to or otherwise bound, or (iv) any Law, including any Law relating to bulk sales, bulk transfers or similar transactions affecting the Seller or the conduct of the operations of the Business, except in the case of clause (ii), as would not reasonably be expected to adversely affect the Seller in any material respect; or
(b)    except as set forth in Schedule 4.03(b), require the Consent of, or the making by the Seller of any declaration, filing or registration with, any Governmental Authority or Person except for such matters as would not, individually or in the aggregate, be likely to have a Material Adverse Effect.
Section 4.04    Financial Statements. True and complete copies of the reviewed consolidated balance sheet of the Seller as at December 31, 2016 and the related statements of operations, changes in shareholders’ equity and cash flows for the year then ended (the “Reviewed Financial Statements”), and internal unaudited consolidated balance sheet of the Seller as of September 30, 2017 and the related statement of operations for the nine (9) months then ended (the “Interim Financial Statements” and, together with the Reviewed Financial Statements, the “Financial Statements”) are attached hereto as Schedule 4.04. Except as set forth in Schedule 4.04, the Financial Statements have been prepared in accordance with GAAP, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be material to the Seller) and the absence of notes. The Financial Statements are true and correct and fairly present, in all material respects, the financial condition of the Seller as of the respective dates and the results of the operations of the applicable Seller for the periods indicated, all in accordance with GAAP and subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be material to the Seller) and the absence of notes. The reviewed consolidated balance sheet of the Seller as of December 31, 2016 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date.”
Section 4.05    Undisclosed Liabilities. Except as set forth in Schedule 4.05, the Seller has no liabilities or obligations of the type required to be disclosed in the liabilities column of a balance sheet prepared in accordance with GAAP, except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, (b) those which have been incurred in the Ordinary Course of Business since the Balance Sheet Date (none of which results from, relates to, or was caused by a breach of Contract, breach of warranty, tort or violation of Law), (c) those that relate to performance obligations under Contracts, including Material Contracts, in accordance with the terms and conditions thereof which are not required by GAAP to be reflected on a balance sheet of the Seller, and (d) those incurred by the Seller in connection with the execution and performance of the Seller’s obligations under this Agreement. Except as set forth in Section 4.05, the Seller has no Indebtedness.
Section 4.06    Absence of Certain Changes, Events and Conditions. Except as set forth in Schedule 4.06 or to the extent included as an Excluded Asset or Excluded Liability, since the Balance Sheet Date until the date hereof, there has not been a Material Adverse Effect and the Seller:
(a)    has operated the Business in the normal and ordinary course of the Business consistent with past customs and practices, including with respect to quantity and frequency (“Ordinary Course of Business”), and used commercially reasonable efforts to preserve the present relationships with other Persons having material dealings with the Seller in respect of the Business;
(b)    has taken all commercially reasonable actions to preserve, protect and maintain all of the Purchased Assets, other than disposable assets, in customary repair, order and condition (reasonable wear and tear excepted);
(c)    has not suffered any theft, damage, destruction, loss or other casualty, whether or not covered by insurance, with respect to any of the Purchased Assets having a replacement cost of more than $25,000 for any single loss or $100,000 for all such losses;
(d)    has maintained in good standing all Permits and has filed, when due, all required renewals for such Permits;
(e)    has paid and discharged diligently, in accordance with past practice and not less than on a timely basis, all of the Seller’s payables, liabilities and obligations (other than payables, liabilities or obligations being disputed in good faith for which adequate reserves have been made on the Financial Statements) to any Person;
(f)    has not (i) agreed to award or pay, awarded or paid any bonuses to employees with respect to any period after December 31, 2016, or (ii) entered into or amended any written or material unwritten employment, service, independent contractor, deferred compensation, severance, change in control, retention or similar agreement or arrangements (except for entering into agreements or arrangements to employ new employees on or after January 1, 2017, in exchange for an annual compensation of less than $50,000 to each such new employee), or (iii) agreed to increase the compensation payable or to become payable by the Seller to any officer, director, employee, agent, representative or Affiliate of the Seller (except for increases to the compensation payable to employees who were employed as of December 31, 2016, by an amount, with respect to each such employee, consistent with prior practices in the Ordinary Course of Business), (iv) taken any action to accelerate the vesting, funding or payment of any compensation or benefit for any officer, director, employee, agent, representative or Affiliate of the Seller, or (v) agreed to increase the coverage or benefits available under any severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or any other Benefit Plan;
(g)    has not made any loans, advances or capital contributions to, or guarantees for the benefit of, or investments, or paid or reimbursed any fees to any Person (including any Affiliate of the Seller), except for advances and reimbursements for business expenses to employees in the Ordinary Course of Business;
(h)    has not incurred or assumed any Indebtedness for borrowed money except unsecured current obligations and liabilities incurred in the Ordinary Course of Business;
(i)    has not mortgaged, pledged or subjected to any Lien, other than Permitted Liens, any of the Purchased Assets;
(j)    has not sold, leased, assigned, transferred, conveyed or otherwise disposed of any material assets or properties, except in the Ordinary Course of Business;
(k)    has not discharged or satisfied any Lien or paid any liability or obligation, except in the Ordinary Course of Business and which, individually or in the aggregate, is not and would not be material to the Seller, the Business or the Purchased Assets;
(l)    has not canceled, settled, compromised or accelerated any Indebtedness or claim, or amended, canceled, terminated, waived or released any Contract or right, except in the Ordinary Course of Business and which, individually or in the aggregate, is not and would not be material to the Seller, the Business or the Purchased Assets;
(m)    has not instituted, settled or compromised any Legal Proceeding;
(n)    except for the Leases, has not entered into, or made any commitments for, any lease of capital equipment or real property, in each case, involving payments in excess of $50,000 per year;
(o)    has not entered into any material transaction or entered into any transaction with any of its Affiliates, in each case, that was or not in the Ordinary Course of Business;

(p)    has not committed to make any Capital Expenditures requiring any payment following the Effective Time in excess of $50,000 individually or $100,000 in the aggregate; and
(q)    has not entered into any Contract or otherwise agreed to do, or taken any action or made any omission that would reasonably be expected to result in, anything set forth in this Section 4.06.
Section 4.07    Material Contracts.
(a)    Schedule 4.07 lists each of the following Contracts to which the Seller is a party as of the date of this Agreement:
(i)    all master service agreements pursuant to which the Seller provides products or services to their customers in the Business, identifying all such master service agreements, and any open work/purchase orders, relating to any Ongoing Projects;
(ii)    to the extent not otherwise identified in this Section 4.07(a), each Contract of the Seller involving customers, suppliers or vendors providing for annual expenditures or receipts or payments by or to the Seller of $100,000 or more, in the aggregate;
(iii)    all Contracts that require the Seller to purchase requirements of any product or service from a third party or that contain “take or pay” provisions;
(iv)    any Contract pursuant to which the Seller is required to sell a stated portion of its output to another party;
(v)    all Contracts that are entered into for the primary purpose of providing for the indemnification of any specific Loss, including environmental liability, by the Seller of any Person;
(vi)    all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);
(vii)    any Contract for the sale or deposition of any of the Purchased Assets or granting to any Person a right of first refusal, first offer or other right to purchase any of the Purchased Assets;
(viii)    all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which the Seller is a party;
(ix)    all employment agreements and Contracts with consultants and independent contractors (or similar arrangements) to which the Seller is a party, excluding such Contracts that are cancellable upon not more than thirty (30) days’ notice without any penalty or payment, and all severance, change of control, retention and other similar Contracts, plans or arrangements to which the Seller is a party or otherwise bound;

(x)    all Contracts relating to Indebtedness and any Liens securing same;
(xi)    all Contracts with any Governmental Authority to which the Seller is a party;
(xii)    all Contracts to which the Seller or Stockholders is a party that limit or purport to limit the ability of the Seller to compete in any line of business or with any Person or in any geographic area or during any period of time;
(xiii)    any Contracts to which the Seller is a party that provide for any joint venture, partnership or similar arrangement by the Seller;
(xiv)    all Contracts between or among the Seller on the one hand and the Stockholders or any of their respective Affiliates or family members on the other hand, including any Contract providing for (A) compensation, the acceleration of benefits or the loss of any rights in connection with the consummation of the transactions contemplated by this Agreement or (B) the indemnification of such a Person by the Seller;
(xv)    all collective bargaining agreements or Contracts with any union or works council to which the Seller is a party;
(xvi)    to the extent not disclosed pursuant to any of the foregoing, all lease agreements, subleases and licenses pertaining to tangible personal property (exclusive of any inventory of the Seller) providing for annual rentals in excess of $100,000; and
(xvii)    any other Contract that is material to the Seller and not previously disclosed pursuant to this Section 4.07(a).
(b)    Except as set forth in Schedule 4.07(b), each Material Contract is in full force and effect and is a valid and binding obligation of the Seller, and is enforceable against the Seller in accordance with its terms and is in full force and effect, subject only to applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance and similar laws affecting creditors’ rights generally and except to the extent that general equitable principles may affect the availability of certain remedies. Neither the Seller nor, to the Seller’s Knowledge, any other party to any of the Material Contracts is in material breach of or default under (or is alleged to be in material breach of or default under), or has provided or received any written notice of any intention to terminate, any Material Contract. The Seller has performed all material obligations to be performed by it to date under the Material Contracts and no warranty claims are currently pending under any of the Material Contracts. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer and, in the case of each oral Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder), written summaries thereof have been made available to Buyer.

Section 4.08    Title to Purchased Assets; Real Property.
(a)    Except as set forth on Schedule 4.08(a), the Seller has and at the Closing will transfer to Buyer, good and valid title to all of the Purchased Assets, free and clear of any and all liens (including liens arising under original purchase price conditional or installment sales Contracts and equipment leases with third parties), pledges, charges, claims, security interests, equitable interests, voting trusts, mortgages, deeds of trust, encroachments, options, rights of first offer, rights of first refusal, imperfections of title, restrictions, adverse interests, burdens or other encumbrances, whether consensual, statutory or otherwise (collectively, “Liens”), except for Permitted Liens. Except for Buyer’s rights under this Agreement, no Person has any written or oral agreement or option or any right or privilege capable of becoming an agreement or option for the purchase from the Seller of any of the Purchased Assets, except under purchase orders accepted by the Seller in the Ordinary Course of the Business, consistent with past practice.
(b)    Schedule 4.08(b) sets forth a true, complete and correct list of all of the real property owned by the Seller beneficially or of record (such real property, together with all buildings, fixtures, structures and improvements thereon, collectively, the “Owned Real Property”), including, with respect to each Owned Real Property, the address thereof. The Seller has good and indefeasible fee simple title to the Owned Real Property, free and clear of all Liens other than Permitted Liens.
(c)    Schedule 4.08(c) sets forth a true, complete and correct list of all real property (other than the Owned Real Property) leased, used or occupied by the Seller in connection with the conduct of the Business as currently conducted (such real property, together with all rights, title and interest of the Seller in and to the leasehold improvements relating thereto, if any, and the security deposits, reserves or prepaid rents in connection therewith, if any, collectively, the “Leased Real Property” and, together with the Owned Real Property, the “Real Property”). There are no Contracts (other than Permitted Liens) granting to any Person other than the Seller the right of use or occupancy of any such parcel; and, to the Seller’s Knowledge, the lessor of such parcel of Leased Real Property has not granted any Person other than the Seller the right to use or occupy such Leased Real Property. Each of the Seller has good and valid leasehold interest to the Leased Real Property, free and clear of all Liens other than Permitted Liens. Schedule 4.08(c) sets forth a true, complete and correct list of all leases, subleases, licenses, concessions and agreements, including all amendments, extensions, renewals, options and guaranties with respect thereto, to which the Seller is a party and pursuant to which the Seller leases, uses or occupies any Leased Real Property (the “Leases”), including, with respect to each Lease: (x) the location of the Leased Real Property covered by such Lease, (y) the name and address of the lessor, and (z) the termination date, extension periods (if any), current monthly rent and amount of security deposit (if any) pursuant to such Lease. The Seller has delivered to Buyer true, complete and correct copies of the Leases. With respect to each Lease:
(i)    Such Lease is valid, binding, enforceable and in full force and effect, and the Seller enjoys peaceful and undisturbed possession of the Leased Real Property (subject to the provisions of such Lease) covered by such Lease, and no claim has been asserted against the Seller that is adverse to the Seller’s rights in such leasehold interests;

(ii)    The Seller is in compliance in all material respects with all applicable terms of such Lease, and no event or circumstance has occurred or exists that, with or without the delivery of notice, the passage of time or both, would constitute a breach or default under such Lease, and the Seller has paid all rent and other amounts due and payable as of the Effective Date under such Lease; and
(iii)    The Seller has not received nor given any notice of any breach or default under such Lease, or of the occurrence or existence of any event or circumstance that, with or without the delivery of notice, the passage of time or both, would constitute a breach or default under such Lease and, to the Seller’s Knowledge, no other Person is in breach of or default under such Lease, and no party to such Lease has exercised or threatened to exercise any termination, cancellation, amendment or acceleration rights with respect thereto.
(d)    Except as set forth on Schedule 4.08(d), the Seller has not leased, subleased, assigned or otherwise granted to any Person (other than a lessor’s right under a Lease) the right to use or occupy the Real Property or any portion thereof, and there are no options, rights of first offer, rights of first refusal or similar rights to purchase the Owned Real Property or any portion thereof or any interest therein.
(e)    The (i) Real Property constitutes all of the real property owned, held or used by the Seller to conduct the Business as currently conducted, (ii) buildings, facilities and improvements located on the Real Property have not suffered any material damage, destruction or loss, whether by fire, flood or other casualty, to the whole or any portion thereof that remains unremediated to date and are in good operating condition and in a state of good maintenance and repair and are suitable for the purposes for which they are currently being used and (iii) Owned Real Property and the Leased Real Property is adequately serviced by all utilities and public services necessary for the conduct of the Business thereon.
(f)    Except as set forth on Schedule 4.08(f), since January 1, 2017, the Seller has not received any written notice of (i) material violations of building codes and/or zoning ordinances or other Laws applicable the Real Property, (ii) existing, pending or threatened condemnation, appropriation, special assessment or other proceedings affecting or relating to the Real Property, or (iii) existing, pending or threatened zoning, building code or other moratorium proceedings, or similar matters, which could adversely affect the ability to operate the Real Property as currently operated or as contemplated to be operated.
(g)    Subject to obtaining all Permits and Consents required for operating the Business, Buyer will have the right to use the Real Property after the Closing for its current uses in the manner currently operated by the Seller without violating any applicable Law or private restriction, and such current uses are legal conforming uses.
(h)    There are no Legal Proceedings or other condemnation, appropriation, moratorium, special assessments or other proceedings pending or, to the Seller’s Knowledge, threatened in writing by any Person that (i) relate to or affect the Real Property, (ii) would result in a change in the allowable uses, the occupancy or the value of the Real Property, or (iii) would modify the right of Buyer to use the Real Property for its current uses or its current intended uses after the Closing Date.
(i)    To Seller’s Knowledge, there is no fact or condition that would reasonably be expected to result in the termination of any currently existing vehicular access to or from the Real Property and any public rights of ways and roads or any existing sewer or other utility facilities servicing, adjoining or situated on the Real Property and the Real Property has direct vehicular access to one or more public roads, streets or rights of way.
(j)    Except as set forth on Schedule 4.08(j), no Contracts have been entered into with any Governmental Entity or other Person by the Seller relating to the Real Property which would impose an obligation upon Buyer or its successors or assigns to make any contribution or dedication of money or of all or any portion of the Real Property or to construct, install, or maintain any improvements of a public or private nature on or off the Real Property or any portion thereof.
Section 4.09    Sufficiency of Assets. Except as set forth in Schedule 4.09, the Purchased Assets are, to Seller’s Knowledge, structurally sound, are in good operating condition and repair (subject to normal wear and tear) and are adequate for the uses to which they are being put and none of the Purchased Assets is in need of maintenance or repair except for ordinary, routine maintenance and repairs that are not material in nature or cost. The Purchased Assets are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Business as currently conducted. There are no facts or conditions affecting the Purchased Assets which could, individually or in the aggregate, interfere with the ownership, use or operation of the Purchased Assets as currently owned, held or used or their adequacy for such use.
Section 4.10    Intellectual Property.
(a)    Intellectual Property.
(i)    Schedule 4.10(a)(i) contains a list and description (showing in each case the registered or other owner, applicant, expiration date and number, if any) of all Patent Rights, Trademarks and Copyrights owned (or purported to be owned) by, licensed to the Seller or used in connection with the Business, in each case to the extent registered with any Governmental Authority or authorized registrar.
(ii)    Schedule 4.10(a)(ii) identifies each payment, filing and/or other material action that must be made or taken on or before the date that is 180 days after the date of this Agreement with respect to any of the Patent Rights or Trademarks or Copyrights listed on Schedule 4.10(a)(i) and for which the Seller is responsible. Except as set forth in Schedule 4.10(a)(ii), all required filings and fees related to the owned Patent Rights, Trademarks or Copyrights listed on Schedule 4.10(a)(i) have been timely filed with and paid to the relevant Governmental Authority and authorized registrars, and all owned Patent Rights, Trademarks or Copyrights listed on Schedule 4.10(a)(i) are otherwise in good standing.

(iii)    Schedule 4.10(a)(iii) contains a list and description of all Software owned (or purported to be owned) by, licensed to or used by the Seller in connection with the Business (except for Software licensed to the Seller that is available in consumer retail stores or is otherwise commercially available subject to “shrink-wrap” or “click‑through” license agreements).
(iv)    Schedule 4.10(a)(iv) contains a list and description (showing in each case the parties thereto) of all Contracts to which the Seller is a party used in the Business and which relate to: (i) any Patent Rights, Trademarks or Copyrights required to be disclosed in Schedule 4.10(a)(i); or (ii) any Trade Secrets owned by, licensed to or used by the Seller; or (iii) any Software required to be disclosed in Schedule 4.10(a)(iii).
(v)    All Trade Secrets that are: (i) required in order to manufacture, market or sell any product manufactured, marketed or sold in connection with the Business, (ii) required in order to perform or provide any service performed or provided in connection with the Business, or (iii) otherwise material to the Seller (collectively, the “Material Trade Secrets”), have been documented by the Seller in sufficient detail so as to ensure that Buyer will be able to continually use and exploit all such Material Trade Secrets as such Material Trade Secrets are currently used and exploited, or planned to be used and exploited, regardless of employee turnover.
(b)    Ownership of Intellectual Property.
(i)    The Seller: (x) owns all right, title and interest in and to the Patent Rights, Trademarks and Copyrights required to be identified on Schedule 4.10(a)(i) as being owned by the Seller and the Software identified on Schedule 4.10(a)(iii) as being owned by the Seller, free and clear of all Liens other than Permitted Liens (“Owned Intellectual Property”), and (y) has the right to use, in accordance with the terms of the applicable license agreement, the Intellectual Property purported to be licensed to the Seller (“Licensed Intellectual Property”), and, except for Software licensed to the Seller that is available in consumer retail stores or is otherwise commercially available subject to “shrink-wrap” or “click-through” license agreements, there is no other Intellectual Property necessary for the Seller to conduct its Business as currently conducted. Schedule 4.10(b)(i) sets forth the royalties that are required to be paid by the Seller with respect to the Licensed Intellectual Property. The Seller has taken commercially reasonable efforts to protect, and to cause its employees to protect, the Intellectual Property.
(ii)    Schedule 4.10(b)(ii) lists all licenses, sublicenses and other agreements pursuant to which the Seller grants rights or authority to any Person with respect to any Owned Intellectual Property or Licensed Intellectual Property. The Seller is not bound by and, to Seller’s Knowledge, no Owned Intellectual Property is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of the Seller to use, exploit, make available, assert or enforce the Owned Intellectual Property anywhere in the world. The Seller has provided Buyer with true and complete copies of all such agreements. All such agreements are in full force and effect and are valid, binding and enforceable between the Seller and the other parties thereto, and the Seller is and, to the

Seller’s Knowledge, the other parties thereto are in compliance in all material respects with the terms and conditions of such agreements.
(iii)    Except as set forth on Schedule 4.10(b)(iii), the Seller is in full compliance with all legal requirements applicable to the Owned Intellectual Property and the Seller’s ownership and use thereof.
(c)    Valid and Enforceable. (i) All registrations for Owned Intellectual Property are valid and in force, and all applications to register any unregistered Owned Intellectual Property are pending and in good standing, all without challenge of any kind; (ii) the Owned Intellectual Property is valid and enforceable; (iii) there are no pending or, to Seller’s Knowledge, threatened interference, re-examination, opposition or cancellation proceedings involving the Owned Intellectual Property; (iv) none of the Owned Intellectual Property has lapsed or been abandoned, disclaimed, dedicated to the public, cancelled or forfeited, in whole or in part by the Seller; (v) the Seller has the sole and exclusive right to bring actions for infringement or unauthorized use of the Owned Intellectual Property; and (vi) the Seller has taken all actions reasonably necessary to protect, and where necessary register, the Copyrights, Trademarks, Software, Patent Rights and Trade Secrets owned by or licensed exclusively to the Seller.
(d)    No Infringement of Intellectual Property. No infringement, misappropriation, dilution, violation or other unauthorized use of any Intellectual Property occurs or results, or has occurred or resulted in the last three years, in any way from the operation of the Business, including from the development, manufacture, use or sale of products and services by or for the Business; (ii) no claim of any infringement or other unauthorized use of any Intellectual Property right of any other Person has been made or asserted in writing in respect of the operations of the Business; (iii) no claim of invalidity of any Owned Intellectual Property has been made in writing; (iv) no proceedings are pending or, to the Seller’s Knowledge, threatened which challenge the validity, ownership or use of any Owned Intellectual Property; (v) none of the Owned Intellectual Property is subject to any outstanding Governmental Order; and (vi) to the Seller’s Knowledge, no Person infringes, misappropriates, violates, dilutes or otherwise violates any Owned Intellectual Property or any Intellectual Property exclusively licensed to the Seller. The Seller has made available to Buyer true and complete copies of all material documents regarding any actual, alleged or suspected infringement or misappropriation of any Owned Intellectual Property or Licensed Intellectual Property of which the Seller is aware or any other Person’s allegations of the Seller infringing or misappropriating such Person’s Intellectual Property or Software.
(e)    Confidentiality. The Seller has entered into agreements with employees, members, consultants, officers, managers, agents and Affiliates of the Seller sufficient to maintain the confidentiality of the Trade Secrets of the Seller, the value of which is dependent upon the maintenance of the confidentiality thereof. There is no breach or violation by the Seller under, and no breach or violation by any other party to, any such agreement. There has been no unauthorized disclosure or use by employees, members, consultants, officers, managers, agents or Affiliates of the Seller of, and there has otherwise been no unauthorized disclosure or use of Trade Secrets of the Seller. The Seller has taken adequate steps to prevent the unauthorized disclosure or use of its Trade Secrets.

(f)    Limitations. There are no restrictions, contractual or otherwise, on the direct or indirect transfer of any Owned Intellectual Property or Licensed Intellectual Property.
Section 4.11    Customers and Suppliers.
(a)    Schedule 4.11(a) sets forth (i) the top fifteen (15) customers measured by aggregate payment of consideration to the Seller for goods or services rendered for each of the two most recent fiscal years (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such periods. Except as set forth on Schedule 4.11(a), the Seller has not received any notice, and has no reason to believe, that any of the Material Customers has ceased, or intends to cease after the Closing, to use its goods or services or to otherwise terminate or materially reduce its relationship with the Seller.
(b)    Schedule 4.11(b) sets forth (i) the top fifteen (15) suppliers measured by aggregate payment of consideration by the Seller for goods and services rendered for each of the two most recent fiscal years (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. The Seller has not received any notice, and has no reason to believe, that any of the Material Suppliers has ceased, or intends to cease, to supply goods or services to the Seller or to otherwise terminate or materially reduce its relationship with the Seller.
Section 4.12    Insurance. Schedule 4.12 sets forth a true and complete list of all current insurance policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, environmental, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by the Seller and relating to the assets, business, operations, employees, officers and directors of the Seller relating to the Business (collectively, the “Insurance Policies”) and true and complete copies of such Insurance Policies have been made available to Buyer. Such Insurance Policies are in full force and effect and shall remain in full force and effect immediately following the Closing. Except as set forth on Schedule 4.12, such Insurance Policies are sufficient for compliance with all requirements of applicable Law and all Material Contracts. The Seller has not received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. All such Insurance Policies (a) are valid and binding in accordance with their terms; and (b) have not been subject to any lapse in coverage. There are no claims related to the Seller or the Business pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. Schedule 4.12 sets forth a list of all pending claims under any such Insurance Policies. The Seller has not been notified in writing that the Seller is in default, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy.
Section 4.13    Legal Proceedings; Governmental Order.
(a)    Except as set forth in Schedule 4.13(a), there are no Actions pending or, to Seller’s Knowledge, threatened (a) against or by the Seller affecting any of its properties, assets or the conduct and operation of the Business (or by or against the Stockholders or any of their respective Affiliates and relating to the Seller); or (b) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. Schedule 4.13(a) lists any such Actions and sets forth a description of the final resolution of any such Action. To the Seller’s Knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.
(b)    Except as set forth in Schedule 4.13(b), there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Seller or any of its properties or assets. The Seller is in material compliance with the terms of each Governmental Order set forth in Schedule 4.13(b). To Seller’s Knowledge, no event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation of any such Governmental Order.
Section 4.14    Compliance with Laws; Permits.
(a)    Except as set forth in Schedule 4.14(a), the Seller is now complying and has complied in all material respects with all Laws applicable to the Business or its properties or assets. Except as set forth in Schedule 4.14(a), none of the Seller nor the Stockholders have received any notice from any Person concerning alleged violations of, or the occurrence of any events or conditions resulting in alleged noncompliance with, any Law applicable to the Seller or the Business.
(b)    Except as set forth in Schedule 4.14(b), all material Permits (other than Environmental Permits) required for the Seller to conduct the Business have been obtained by the Seller and are valid and in full force and effect, and the Seller is in material compliance therewith. All fees and charges with respect to such Permits due and payable as of the date hereof have been paid in full. Schedule 4.14(b) lists all material current Permits issued to the Seller. The Seller has not received any written notice from any Governmental Authority asserting any revocation, suspension, lapse or limitation of any Permit set forth in Schedule 4.14(b).
(c)    None of the Seller, the Stockholders nor any respective Representative (with respect to any third party Representatives, only as it relates to the Business) thereof has directly or indirectly, (i) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns or violated any provisions of any applicable anti-bribery Laws, including the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (collectively, the “FCPA”), or (ii) taken any action that would constitute a violation of any applicable anti-bribery Laws, including the FCPA, including making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA. The Business has been conducted in compliance with the FCPA; and the Seller maintains policies and procedures that are reasonably designed to ensure, and that are reasonably expected to continue to ensure, continued compliance therewith by the Seller.

(d)    Schedule 4.14(d) contains a list of all agents, intermediaries, importers and other similar Persons of the Seller used in the preceding two years outside of the U.S. to arrange or facilitate the sale, purchase, export, import or transport of any materials or goods.
Section 4.15    Environmental Matters.
(a)    The Seller is currently in compliance and has complied with all Environmental Laws in all material respects, and except as set forth in Schedule 4.15(a), the Seller has not, nor has the Seller or any Stockholder with respect to the Seller, received from any Person during such periods any: (x) Environmental Notice or Environmental Claim; or (y) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the date hereof.
(b)    The Seller has obtained and is in material compliance with all Environmental Permits (each of which is disclosed in Schedule 4.15(b)) necessary for the ownership, lease, operation or use of the Business or Purchased Assets and all such Environmental Permits are in full force and effect and shall be maintained in full force and effect by the Seller through the Closing Date in accordance with Environmental Law, and none of the Seller or the Stockholders is aware of any condition, event or circumstance that might prevent or impede, after the Closing Date, the Buyer’s ownership, lease, operation or use of the Business or Purchased Assets as currently carried out by the Seller, in compliance with such Environmental Permits. With respect to any such Environmental Permits, the Seller has undertaken all reasonable measures necessary to facilitate transferability of the same, and the Seller is not aware of any condition, event or circumstance that might prevent or impede the transferability of the same, nor have they received any Environmental Notice or written communication regarding any adverse change in the status or terms and conditions of the same.
(c)    No Real Property currently or, to Seller’s Knowledge, formerly owned, operated or leased by the Seller is listed on the CERCLIS list or any similar state list, or, to Seller’s Knowledge, has been proposed for listing on, the National Priorities List under CERCLA or any similar state list.
(d)    There has been no Release of Hazardous Materials in contravention of or creating liability under Environmental Laws with respect to the Business, the Purchased Assets or any Real Property currently or, to Seller’s Knowledge, formerly owned, operated or leased by the Seller or, to Seller’s Knowledge, to any third party site to which Hazardous Materials generated by the Business were sent for treatment or disposal, and the Seller has not received an Environmental Notice that any Real Property currently or formerly owned, operated or leased in connection with the Business (including soils, groundwater, surface water, buildings and other structure located on any such real property), or any third party disposal site, has been contaminated with any Hazardous Material in a quantity or condition which could result in an Environmental Claim against, or constitutes a violation of Environmental Law or the term of any Environmental Permit by, the Seller.
(e)    The Seller has provided or otherwise made available to Buyer any and all environmental reports, studies, audits, records, site assessments, risk assessments, economic models and other similar documents with respect to the Business or the Purchased Assets or any currently or formerly owned, operated or leased Real Property which are in the possession or control of the Seller related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials.
(f)    No asbestos-containing building material or polychlorinated biphenyl‑containing equipment is present in, on or under the assets or properties of (or used by) the Seller in a quantity or condition that violates Environmental Laws or has resulted in a Release of such Hazardous Materials and there are no underground storage tanks located on any of the Real Property.
Section 4.16    Employee Benefit Matters.
(a)    Schedule 4.16(a) contains a true and complete list of each material “Benefit Plan.” For purposes of this Agreement, the term “Benefit Plan” means any employee benefit plan, program, policy, agreement or arrangement, including any “employee benefit plan” within the meaning of Section 3(3) of ERISA, any pension, benefit, retirement, compensation, profit‑sharing, deferred compensation, incentive, performance award, phantom equity, stock or stock‑based, change in control, retention, severance, medical, health, life insurance, disability or other welfare benefit, vacation, paid time off, fringe-benefit or other similar agreement, plan, policy, program or arrangement, or any employment, retention, severance, change in control or similar agreement, in each case whether or not reduced to writing, whether funded or unfunded, whether or not tax-qualified and whether or not subject to ERISA, (i) which is maintained, sponsored, contributed to, or required to be contributed to by the Seller (ii) to which the Seller is a party or (iii) under or with respect to which the Seller has or may have any liability, contingent or otherwise (including as a result of an ERISA Affiliate thereof).
(b)    With respect to each Benefit Plan, the Seller has made available to Buyer accurate, current and complete copies of each of the following: (i) where such Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where such Benefit Plan, other than an at-will employment arrangement, has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of all trust agreements and other funding arrangements, insurance policies and contracts, administration agreements and similar agreements; (iv) summary plan descriptions, and summaries of material modifications thereto; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, the most recent determination, opinion or advisory letter from the IRS; (vi) in the case of any Benefit Plan for which a Form 5500 is required to be filed, the filed Forms 5500, with schedules and actuarial reports attached for the three most recently completed plan years; and (vii) copies of material notices, letters or other correspondence with the IRS, Department of Labor, Pension Benefit Guaranty Corporation or any other Governmental Authority relating to the Benefit Plan.
(c)    Each Benefit Plan has been established, administered and maintained in accordance with its terms and in compliance with all applicable Laws (including ERISA and the Code) and all filing and disclosure requirements imposed on the plan sponsor thereunder. Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) is so qualified and has received a favorable and current determination letter from the IRS, or with respect to a prototype plan, can rely on an opinion or advisory letter from the IRS to the master/prototype or volume submitter plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to cause (i) the revocation of such determination letter from the IRS or the unavailability of reliance on such opinion or advisory letter from the IRS, as applicable (and no such revocation or unavailability been threatened) or (ii) the loss or denial of such qualification under Section 401(a) of the Code or the tax exempt status of the trust. Nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject the Seller or, with respect to any period on or after the Closing Date, Buyer or any of its Affiliates, to any liability (including any contingent liability or any liability as a result of an indemnification obligation) on account of (i) a penalty under Section 502 of ERISA, (ii) a tax or penalty under Section 4975 of the Code, or (iii) a breach of fiduciary duties. All benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP.
(d)    Except as set forth in Schedule 4.16(d), no Benefit Plan is, and neither the Seller nor any of its ERISA Affiliates sponsors, contributes to, has an obligation to contribute to, or has or could have any liability (with actual, contingent or otherwise) with respect to, a plan subject to (i) Title IV of ERISA, including any defined benefit plan (as defined in Section 3(35) of ERISA), (ii) a multiemployer plan (as defined in Section 3(37) of ERISA), or a multiple employer plan subject to Section 4063 or 4064 of ERISA or (iii) a “multiple employer welfare arrangement” as defined in Section 3(40)(A) of ERISA.
(e)    None of the Benefit Plans are subject to Section 302 or Title IV of ERISA or Section 412 of the Code.
(f)    Except as set forth in Schedule 4.16(f), no provision of any Benefit Plan or other agreement, whether written or oral, could reasonably be expected to result in any limitation on the Seller or any of its Affiliates from amending or terminating any Benefit Plan.
(g)    Other than as required under Section 601 et. seq. of ERISA and Section 4980B of the Code, no Benefit Plan provides post-termination or retiree welfare benefits to any individual for any reason, and neither the Seller nor any of its ERISA Affiliates has any liability to provide post-termination or retiree welfare benefits to any individual. Neither the Seller nor any of its ERISA Affiliates has any liability of any kind whatsoever, whether known or unknown, direct, indirect, contingent or otherwise, on account of a violation of the health care requirements of Part 6 or 7 of Subtitle B of Title I of ERISA or Section 4980B or 4980D of the Code. None of any Benefit Plan or the Seller or any of its ERISA Affiliates provides or has any obligation to provide welfare benefits to any Person who is not a current or former employee of the Seller or a dependent or beneficiary thereof.
(h)    There is no pending or, to Seller’s Knowledge, threatened Action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the seven (7) years prior to the date hereof been the subject of an examination or audit by a Governmental

Authority, and no such examination or audit has, to Seller’s Knowledge, been threatened. No Benefit Plan is, and the Seller with respect to any Benefit Plan is not, the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority and, to Seller’s Knowledge, no circumstances exist pursuant to which any Benefit Plan would have any cause or reason to make such an application or filing or otherwise participate in any such program.
(i)    There has been no amendment to, announcement by the Seller or any of its Affiliates relating to, change in employee participation or coverage under, any Benefit Plan, or occurrence of any other circumstances that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year, except for increases in the Ordinary Course of Business. Neither the Seller nor any of its Affiliates has any commitment or obligation or has made any representations to any current or former director, officer, employee, consultant or independent contractor, whether or not legally binding, to adopt, amend or modify, or to refrain from amending, modifying or terminating, any Benefit Plan (or any plan, policy, program, arrangement or agreement that would be a Benefit Plan if in effect on the date hereof) or any collective bargaining agreement.
(j)    Each Benefit Plan and each other arrangement with respect to which the Seller has any liability that is subject to Section 409A of the Code has been administered, operated and maintained in compliance with such section and all applicable regulatory guidance (including notices, rulings and proposed and final regulations), and the Seller has not been required to withhold or pay any Taxes as a result of a failure to comply with Section 409A of the Code. The Seller does not have any obligation to make a “gross-up” or similar payment in respect of any Taxes that may become payable under Section 409A of the Code.
(k)    Each individual who is classified by the Seller as an independent contractor and each individual who is or was required under applicable Law to be characterized and treated as an employee has been properly classified, characterized and treated as such for purposes of participation and benefit accrual under each Benefit Plan at all relevant times.
(l)    Except as set forth in Schedule 4.16(l), neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or together with the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, contractor or consultant of the Seller to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual; (iii) limit or restrict the right of the Seller to merge, amend or terminate any Benefit Plan; (iv) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; or (v) result in the forgiveness of any indebtedness of any current or former director, officer, employee, contractor or consultant. Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or together with the occurrence of any additional or subsequent events) result in any “parachute payment” within the meaning of Section 280G of the Code.
(m)    None of the Purchased Assets or Assumed Liabilities is a “plan asset” (within the meaning of ERISA Reg. § 2510.3-101 or Section 3(42) of ERISA).

(n)    Buyer shall not assume any Benefit Plans and shall have no liabilities or obligations with respect to Benefit Plans.
Section 4.17    Employment Matters.
(a)    Schedule 4.17(a) contains a list of all persons who are employees, consultants or contractors of the Seller as of the date that is three (3) Business Days prior to the date hereof, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) original hire date (and last or adjusted hire date, if applicable); (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation arrangement (including target bonus, if applicable); (vi) a description of the fringe benefits provided to each such individual as of the date hereof; and (vii) whether such individual is actively at work and, if not, the nature of the absence to the extent disclosable in accordance with applicable Law, the policy or Benefit Plan under which such absence is authorized, the start date of such absence and the expected return date therefrom. As of the Closing Date, all compensation, including wages, commissions and bonuses, payable to employees, consultants or contractors of the Seller for services performed on or prior to the Closing Date will have been paid in full.
(b)    Except as set forth on Schedule 4.17(b), (i) each employee listed on Schedule 4.17(a) is an “at-will” employee as such term is defined by applicable Law, and (ii) the Seller is not a party to any employment Contract or any consulting or similar Contract for the provision of services to the Seller, or any severance, change of control, retention or other similar agreement, plan or arrangement with any employee.
(c)    To Seller’s Knowledge, there have been no unionization (or works council related) activities involving employees of the Seller during the past five (5) years, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Seller or any of its employees.
(d)    Except as set forth in Schedule 4.17(d), the Seller is in compliance and has complied, in all material respects, with all applicable Laws pertaining to employment and employment practices, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, occupational health and safety, workers’ compensation, leaves of absence, collection any payment of withholding Taxes, Social Security Taxes and similar Taxes and unemployment insurance. All individuals characterized and treated by the Seller as consultants or contractors are properly treated as independent contractors under all applicable Laws. All individuals that are or were required by applicable Laws to be characterized or treated as employees have been properly so characterized or treated at all relevant times. All employees classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified. Except as set forth in Schedule 4.17(d) there are no Actions against the Seller pending, or to Seller’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of the Seller, including any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hours, occupational exposure to Hazardous Materials or any other employment related matter arising under applicable Laws.
(e)    The Seller has complied, in all material respects, with the WARN Act during the last twelve months and has no plans to undertake any action in the future that would trigger the WARN Act. The Seller has not implemented or been involved in any “mass layoff” or “plant closing” (as defined in the WARN Act) within the last twelve (12) months.
Section 4.18    Transactions with Affiliates. Except as set forth on Schedule 4.18, no director, officer, equity interest owner (including a Stockholder), employee, vendor, supplier or Affiliate of the Seller, and no Affiliate or family member (whether by blood, marriage or adoption) of any such Person, is a party to any Contract, transaction or series of transactions, whether written or oral, with the Seller, or has any interest in (a) any property or assets that are used by the Seller in connection with the Business, (b) any business, property or assets that compete, whether directly or indirectly, with the Business, in each case except for equity securities listed on any national securities exchange, or (c) any of the Purchased Assets. Except as set forth on Schedule 4.18, each Contract, transaction or series of transactions listed on Schedule 4.18 has been entered in the Ordinary Course of Business and is on terms no less favorable to the Seller than those which would be obtainable from an unaffiliated third party.
Section 4.19    Taxes.
(a)    Except as set forth in Schedule 4.19(a), (i) all Tax Returns required to be filed by the Seller have been timely filed and such Tax Returns are true, complete and correct in all material respects; (ii) all Taxes due and owing by the Seller (whether or not shown on any Tax Return) have been timely paid; and (iii) the Seller is not currently the beneficiary of any extension of time within which to file any Tax Return.
(b)    The Seller has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, consultant, independent contractor, creditor, customer, shareholder or other party, and complied, in all material respects, with all information reporting and backup withholding provisions of applicable Law.
(c)    Except as set forth in Schedule 4.19(c), (i) no written claim has been made by any taxing authority and delivered to the Seller in any jurisdiction where the Seller does not file Tax Returns that the Seller is, or may be, subject to Tax by that jurisdiction, (ii) the Seller has timely filed all Tax Returns in each jurisdiction in which the nature of the Business or the ownership, operations or leasing of the Purchased Assets makes such filings necessary, and (iii) the Seller has timely paid all Taxes due and owing by the Seller (whether or not shown on any Tax Return) in each such jurisdiction.
(d)    Except as set forth in Schedule 4.19(d), no extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Seller, which extension remains in effect.

(e)    All deficiencies asserted, or assessments made, against the Seller as a result of any examinations by any taxing authority have been fully paid.
(f)    Other than as set forth on Schedule 4.19(f), the Seller is not a party to any Action by any Taxing authority. There are no pending or, to Seller’s Knowledge, threatened Actions by any Taxing authority against the Seller.
(g)    Buyer has been provided with copies of all Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, the Seller with respect to the Business for all Tax periods since December 31, 2010.
(h)    There are no Liens for Taxes (other than for Permitted Liens) upon the assets of the Seller. All of the assets and properties of the Seller have been properly listed and described on the property tax rolls for all periods prior to and including the Closing Date and no portion of the assets of the Seller constitute omitted property for tax purposes.
(i)    The Seller is not a party to, or bound by, any Tax indemnity or Tax Sharing Arrangement.
(j)    The Seller is not a party to, or bound by, any closing agreement or offer in compromise with any taxing authority.
(k)    No private letter rulings, technical advice memoranda or similar agreements or rulings have been requested, entered into or issued by any taxing authority with respect to the Seller.
(l)    Except as set forth on Schedule 4.19(l), the Seller does not have any Liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any corresponding provision of state, local or non-U.S. Tax Law), as a transferee or successor, by Contract, or otherwise.
(m)    The Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.
(n)    The Seller is not and has not been a party to any “listed transaction” as defined in of Section 6707A(c)(2) of the Code or Treasury Regulation Section 1.6011-4(b)(2).
(o)    Schedule 4.19(o) sets forth all jurisdictions in which the Seller is subject to Tax, is engaged in business or has a permanent establishment.
(p)    There is no property or obligation of the Seller, including uncashed checks to vendors, customers or employees, non-refunded overpayments or credits, that is escheatable or payable to any state or municipality under any applicable escheatment or unclaimed property Laws or that may at any time become escheatable to any state or municipality under any such Laws.
Section 4.20    Warranties; Product Defects. Each product that has been sold or put into trade inventory and each service provided by the Seller conformed and complied in all material respects with all express and implied warranties, except where the failure to conform and comply with such warranties would not reasonably be expected to exceed the reserve for warranty claims set forth on the Balance Sheet. No products manufactured and/or sold by the Seller have been the subject of any recall by the Seller or any Governmental Authority. No liability in excess of $100,000 exists or has been asserted during the one-year period prior to the Closing Date for any return claim, warranty claim or other obligation to provide parts and service on, or to repair or replace, any finished products sold or delivered by the Seller or services provided by the Seller.
Section 4.21    Brokers. Except for Schneider Downs Corporate Finance, LP, whose fees will be paid by the Seller or its Affiliates, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of the Seller or any of the Stockholders for which the Seller shall have any liability. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of the Seller or any of the Stockholders for which Buyer shall have any liability.
Section 4.22    Accounts Receivable. The Accounts Receivable of the Seller included in the Net Working Capital as of the Closing Date, (a) will be valid and genuine, (b) will have arisen solely out of bona fide sales and deliverance of goods, performance of services and other business transactions in the Ordinary Course of Business, (c) will not be subject to any material defenses, set-offs or counterclaims, (d) will be reasonably expected to be collectible in the Ordinary Course of Business within ninety (90) days after billing, net of any reserve for doubtful accounts set forth in the Final Net Working Capital, and (e) have not been assigned or pledged to any Person.
Section 4.23    Inventories. The Seller’s inventories consist solely of items of tangible personal property of the kind and quality regularly used or produced in the Business and are of market value quality and free of any defect, are saleable or re-saleable (or useable) in the Ordinary Course of Business for the purpose for which they were intended, and are at a level consistent with the level of inventories that has been maintained in the operation of the Business prior to the date of this Agreement. All such inventory is located at the facilities of the Seller and no inventory is held on a consignment basis. None of the inventory is obsolete and no write‑down of the inventory has been made in the period since December 31, 2016.
Section 4.24    Bank Accounts. Schedule 4.24 sets forth the name of each bank or other financial institution in which the Seller has an account or lock box, the names of all Persons authorized to draw thereon or to have access thereto, and the account number for each such bank account. There are no outstanding powers of attorney executed on behalf of the Seller or other similar appointment authorizing an agent of the Seller to execute Contracts on its behalf.
Section 4.25    Securities Laws Matters.
(a)    The Seller and each Stockholder has such knowledge, skill and experience in business, financial and investment matters that each is capable of evaluating the merits and risks of an investment in Newpark Common Stock. With the assistance of their respective professional advisors, to the extent that the Seller or any Stockholder has deemed appropriate, the Seller and each Stockholder has made its own legal, Tax, accounting and financial evaluation of the merits and risks of an investment in Newpark Common Stock. The Seller and each Stockholder has considered the suitability of the Newpark Stock Consideration as an investment in light of its own circumstances and financial condition and is able to bear the risks associated with an investment in the Newpark Stock Consideration.
(b)    The Seller and each Stockholder is an “accredited investor” as defined in Rule 501(a) under the Securities Act.
(c)    The Seller is acquiring the Newpark Stock Consideration solely for its own beneficial account, for investment purposes, and not with a view to, or for resale in connection with, any distribution of the Newpark Stock Consideration in a manner that would require registration under or violate the registration requirements of any state or federal securities Law. The Seller and each Stockholder understands that the shares of Newpark Common Stock issued as Newpark Stock Consideration have not been registered under the Securities Act or any state securities Laws by reason of specific exemptions under the provisions thereof which depend in part upon the investment intent of the Seller and the other representations made by the Seller and the Stockholders in this Agreement. The Seller and each Stockholder understands that Buyer is relying upon the representations and agreements contained in this Section 4.25 and any supplemental information provided by the Seller or any Stockholder for the purpose of determining whether this transaction meets the requirements for such exemptions.
(d)    The Seller and each Stockholder understands that the shares of Newpark Common Stock issued hereunder as Newpark Stock Consideration are “restricted securities” under applicable federal securities laws and that the Securities Act and the rules of the U.S. Securities and Exchange Commission (the “SEC”) provide in substance that such shares may only be disposed pursuant to an effective registration statement under the Securities Act or an exemption therefrom, and the Seller and each Stockholder understands that Newpark has no obligation or present intention to register any of such shares. The Seller and each Stockholder further understands that any certificates representing such shares will be imprinted with a legend in substantially the following form (and that similar restrictions will be noted in the transfer agent’s and registrar’s records for any such shares issued in book-entry form):
“THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. THE SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OR (2) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH CASE IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND THE SECURITIES LAWS OF OTHER JURISDICTIONS.”
(e)    For the avoidance of doubt but subject to the Stock Escrow Agreement and the terms herein regarding the Stock Escrow Shares, the foregoing representations and warranties of the Seller set forth in subsections (a) through (d) shall not prohibit the Seller from distributing all or any portion of the Newpark Stock Consideration to its Stockholders and the Buyer agrees that any such action undertaken shall not be a breach of such representations and warranties of the Seller.
Section 4.26    Solvency. The Seller is not Insolvent nor will it be rendered Insolvent by any of the transactions contemplated by this Agreement and the Transaction Documents.
Section 4.27    Bulk Sales Laws. Seller and Stockholders represent that there are no applicable bulk sale, bulk transfer or similar laws applicable to the transactions contemplated by this Agreement.
Section 4.28    No Other Warranties. Except for the representations and warranties contained in Article III and this Article IV, as applicable, neither the Seller, the Stockholders, nor any other Person on their behalf, makes any express or implied representation or warranty with respect to the Seller or the Purchased Assets or with respect to any other information provided to Buyer in connection with the transactions contemplated hereby.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER AND NEWPARK
Concurrently with the execution and delivery of this Agreement, Buyer is delivering to the Seller the Buyer Disclosure Schedule setting forth items the disclosure of which shall be necessary or appropriate either in response to an express disclosure requirement contained in a provision of this Agreement or as an exception to one or more representations or warranties contained in this Article V; provided, however, that information disclosed in or for one section of the Buyer Disclosure Schedule shall be deemed disclosed in all other sections of the Buyer Disclosure Schedule only to the extent it is reasonably apparent on its face that such information is relevant to such other section of the Buyer Disclosure Schedule.
Subject to the preceding paragraph, Buyer and Newpark jointly and severally represent and warrant to the Seller as of the date hereof and as of the Closing Date as follows:
Section 5.01    Organization and Authority of Buyer and Newpark. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Texas. Newpark is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Buyer and Newpark each have all requisite limited liability company or corporate, as the case may be, power and authority to execute, deliver and perform all obligations required of Buyer and Newpark, respectively, under this Agreement and all of the other Transaction Documents to which each is a party, to carry out its respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer and Newpark of this Agreement and any other Transaction Documents to which each is a party, the performance by Buyer and Newpark of its respective obligations hereunder and thereunder and the consummation by Buyer and Newpark of the transactions contemplated hereby and thereby have been duly authorized by all requisite limited liability company or corporate, as the case may be, action on the part of Buyer and Newpark, respectively. This Agreement and the other Transaction Documents to which Buyer or Newpark is a party have been duly authorized, executed (or will be duly executed with respect to those Transaction Documents that require execution at a later date) and delivered by Buyer and Newpark, respectively, and (assuming due authorization, execution and delivery by each other party thereto) constitutes (or will constitute with respect to those Transaction Documents that require execution at a later date) legal, valid and binding obligations of Buyer and Newpark enforceable against Buyer and Newpark in accordance with their terms, except as limited by applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance and similar laws affecting creditors’ rights generally and except to the extent that general equitable principles may affect the availability of certain remedies.
Section 5.02    No Conflicts; Consents. The execution, delivery and performance by Buyer and Newpark of this Agreement and the other Transaction Documents to which Buyer or Newpark is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not (a) conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under: (i) any provision of the Governing Documents of Buyer or Newpark; (ii) any Contract to which Buyer or Newpark is a party; (iii) any provision of any Law applicable to Buyer or Newpark or any Governmental Order to which Buyer or Newpark is a party or is subject to or otherwise bound; or (b) require the Consent, notice or other action by any Person under any Contract to which Buyer or Newpark is a party, except for such Consents that have been obtained and in the case of clause (a)(ii), as would not reasonably be expected to adversely affect Buyer’s and Newpark’s ability to consummate the transactions contemplated hereby in any material respect. No Consent is required to be obtained from, or given to, any Governmental Authority on the part of Buyer or Newpark in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, other than the receipt of the New York Stock Exchange listing approval with respect to the Newpark Stock Consideration upon notification of the issuance thereof.
Section 5.03    Legal Proceedings. There are no Actions pending or, to Buyer’s Knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.
Section 5.04    Sufficiency of Funds. Buyer has sufficient cash on hand or access to other sources of immediately available funds to enable it to make payment of the Base Cash Payment and consummate the transactions contemplated by this Agreement and there is no financing contingency or other condition or action required by any Person that could impede Buyer’s access to such funds.
Section 5.05    Issuance of Newpark Stock Consideration. The authorized capital stock of Buyer consists of 200,000,000 shares of common stock, $0.01 par value per share, and 1,000,000 shares of preferred stock, 0.01 par value per share. The issuance of the Newpark Stock Consideration pursuant to this Agreement has been duly authorized and upon consummation of the transactions contemplated by this Agreement and the other Transaction Documents, the shares of Newpark Common Stock issued as the Newpark Stock Consideration (i) will have been validly issued, fully paid, non-assessable and issued, (ii) will have all applicable rights and privileges in the Governing Documents, (iii) will be without application of preemptive rights, (iv) will be free and clear of all Liens and restrictions, other than the restrictions imposed pursuant to this Agreement, the Lock-Up Agreements and applicable securities laws, and (v) with respect to the Stock Escrow Shares, will be duly registered in the name of the Stock Escrow Agent pursuant to the Stock Escrow Agreement, and with respect to the Newpark Shares, will be duly registered in the name of the Seller, in each case, in Buyer’s stock ledger by its transfer agent.
Section 5.06    Newpark Financial Statements. The consolidated financial statements of Newpark, including the notes thereto, included in the Newpark SEC Documents (collectively, the “Newpark Financial Statements”) complied in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, and have been prepared in accordance with GAAP on a basis consistent throughout the periods indicated. The Newpark Financial Statements fairly represent in all material respects the consolidated financial condition and operating results of Newpark and its subsidiaries at the dates and during the periods indicated therein in accordance with GAAP (subject, in the case of unaudited statements, to normal year-end adjustments and the absence of footnotes). To its knowledge, Newpark is not the subject of any inquiry, investigation or action by the SEC.
Section 5.07    SEC Reports. Newpark has furnished or made available (including via EDGAR) to the Seller complete and correct copies of all forms, documents, statements and reports filed or furnished by Newpark to the SEC since January 1, 2016, including all filings made after the date hereof (such forms, documents, statements and reports, including supplements or amendments thereto, as amended since the respective dates of filing the “Newpark SEC Documents”). Newpark has filed the Newpark SEC Documents on a timely basis. As of their respective filing dates, the Newpark SEC Documents complied as to form in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Securities Act, and the rules and regulations promulgated with respect to the Exchange Act and the Securities Act applicable to the Newpark SEC Documents. Buyer and Newpark have not received any notice of delisting and Buyer and Newpark have not taken any action to suspend or terminate the listing of Newpark Common Stock from the New York Stock Exchange.
Section 5.08    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer or Newpark for which the Seller or the Stockholders shall have any liability.
ARTICLE VI
COVENANTS
Section 6.01    Access to Information.
(a)    From the date hereof to the Closing, the Seller (i) shall give Buyer and its Representatives reasonable access, during regular business hours and upon reasonable advance notice, to all assets, personnel (including management-level personnel), books and records, Contracts, accountants, offices, premises and other facilities and properties of the Seller or any of its Affiliates that are related to the Business or the Purchased Assets, including (A) access to inspect and to conduct as-built and boundary surveys of the Owned Real Property and (B) access to conduct Environmental due diligence of the Real Property, including the collection and analysis of samples of the Environment at, in, under or from the Real Property; (ii) shall cause officers of the Seller and its Affiliates and, to the extent the Seller or any of its Affiliates has a right to do so, contractors of the Seller or its Affiliates, to furnish Buyer and its Representatives with such financial and operating data and other information with respect to the Business and/or the Purchased Assets as Buyer may from time to time reasonably request, including, with respect to any Real Property: (A) surveys, plats, title commitments, title policies and title abstracts, (B) Environmental reports, tests, studies, Remediation plans and notices, Governmental Orders and other communications from any Governmental Authorities with respect to Hazardous Materials and/or Environmental Laws, (C) soil and other geological tests and studies, (D) property condition reports and studies, (E) unrecorded Leases, licenses and easements, and (F) all other documents and materials relating to the Real Property, and (iii) shall permit Buyer or its Representatives to make copies, inquiries and inspections of the items and Persons set forth in the preceding clauses (i) and (ii) as Buyer or its Representatives may reasonably request, in each case, as are reasonably necessary to allow Buyer or its Representatives to make such investigation, inspection or review as it or they may reasonably request (all of the actions contemplated under the foregoing clauses (i), (ii) and (iii), collectively, the “Buyer Due Diligence Investigations”). The Seller shall have the right to have a Representative present at all times during any such inspections, interviews and examinations constituting the Buyer Due Diligence Investigations. Neither Buyer nor its Representatives shall conduct any materially invasive sampling or testing of any groundwater, soil, building materials or other media without the prior written consent of the Seller.
(b)    Notwithstanding anything in this Section 6.01 to the contrary, Buyer shall have no right of access to, and the Seller shall have no obligation to provide to Buyer, (i) any information that is subject to the consent requirements of the Health Insurance Portability and Accountability Act or to restrictions under applicable Law, or (ii) any information that is subject to attorney-client privilege or other privilege from disclosure or subject to a confidentiality agreement with a third party. Any such access as described in this Section 6.01 shall be at Buyer’s sole risk and expense and conducted in such a manner as to maintain the confidentiality of this Agreement and the transactions contemplated by this Agreement and not to interfere unreasonably with the operation of the Business.
(c)    All such information and access obtained by Buyer pursuant to Section 6.01 shall be subject to the terms and conditions of the Confidentiality Agreement between Newpark and WSG Inc., dated July 10, 2017 (the “Confidentiality Agreement”).
(d)    From and after the Closing Date, each of Buyer and the Seller shall, and shall cause their respective Affiliates to: (i) give the other Parties and their respective Representatives reasonable access, during regular business hours, upon reasonable advance notice given by the relevant requesting Party to the relevant requested Party, at the sole cost and expense of such requesting Party, and in a manner not unreasonably disruptive to the business and operations of such requested Party, to the books, records, personnel, accountants, offices and other facilities and properties of such requested Party, its Affiliates and Subsidiaries to the extent relating to the Purchased Assets or the Business, (ii) permit such requesting Party to make such copies and inspections thereof as such requesting Party may reasonably request, and (iii) cause the officers of such requested Party and its Subsidiaries and Affiliates, as applicable, to furnish such requesting Party with such financial and operating data and other information with respect to the Business and the Purchased Assets as such requesting party may from time to time reasonably request to the extent reasonably necessary: (A) to comply with reporting, disclosure, filing or other requirements imposed on such requesting Party (including under applicable securities Laws) by a Governmental Entity or regulatory authority having jurisdiction over such requesting Party or any of its Affiliates, (B) for use in connection with the investigation, prosecution, defense or settlement of any action, suit, claim, proceeding, hearing or governmental investigation by or against such requesting Party, or in order to satisfy any audit, accounting, claims, regulatory, litigation, subpoena or other similar requests or requirements by any Taxing Authority or Governmental Entity, in each case, relating to the Business or the Purchased Assets during periods prior to or on the Closing Date, except for (1) any information relating to post-Closing periods that is commercially sensitive, a Trade Secret, proprietary or confidential, or (2) any information that is subject to attorney-client privilege, work product privilege or other privilege from disclosure, or subject to a confidentiality agreement with a third party, or that otherwise would not be required to be provided pursuant to subpoena or other civil discovery procedure); (C) to comply with the obligations of such requesting party or any of its Affiliates under this Agreement or the Transition Documents, as the case may be; or (D) to complete any Tax Returns, Tax filings or financial statements required or appropriate to be made by such requesting party after the Closing Date. Each Party shall, and shall cause its directors, managers, officers, employees, agents, representatives and Affiliates to, hold any and all information provided to or obtained by such Party or its Representatives pursuant to this Section 6.01(d), together with any information derived therefrom, in confidence.
(e)    For a period of seven (7) years after the Closing Date, the Seller shall, and shall cause its Representatives or Affiliates to, (i) refrain from destroying or damaging, whether in whole or in part, any Books and Records in the possession or custody or within the control of the Seller without having first offered to deliver the same to Buyer, and (ii) notify Buyer at least sixty (60) calendar days in advance prior to the destruction of or damage to any Books and Records.
Section 6.02    Consents; Cooperation.
(a)    Subject to the terms and conditions set forth in this Agreement, each of the Parties shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable Law to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including the obtaining of all necessary Consents from third parties and Governmental Authorities.
(b)    After the Closing, the Seller shall use its commercially reasonable efforts to obtain all Consents from third Persons that (i) are necessary to the assignment to Buyer of the Assigned Contracts and (ii) were not obtained by the Seller and delivered to Buyer on or prior to the Closing, and Buyer shall use its commercially reasonable efforts, as reasonably requested by the Seller from time to time, to assist the Seller in obtaining such Consents; provided, however, that Buyer shall not be required to pay any monies or give any other consideration in order to obtain any such Consent. In using its respective commercially reasonable efforts to obtain any such Consents from a third Person, the Seller shall, upon request of Buyer, seek to have such third Person novate the Assigned Contract to which such Consent relates so that such third Person enters into a new Contract with Buyer (or one or more of its Affiliates), in form and substance reasonably satisfactory to Buyer.
(c)    The Seller’s obligations pursuant to Section 6.02(b) shall terminate on the earlier of (i) with respect to a particular Assigned Contract, if the applicable third Person advises in writing that it has determined not to Consent and (ii) one hundred eighty (180) days after the Closing Date. In such event, the Parties shall cooperate in any lawful arrangement to provide that Buyer shall receive all benefits under such Assigned Contract, including the right to receive any monies paid or payable under such Assigned Contract in respect of periods on or after the Closing. In addition and without limiting the foregoing, the Seller shall use their commercially reasonable efforts to collect any monies payable under any Assigned Contract not assigned to Buyer pursuant to this Agreement in respect of periods on or after the Closing. In the event that the Seller receives any payment under any Assigned Contract following the Closing Date, such payment shall be promptly transmitted to Buyer.
Section 6.03    Confidentiality; Non-Competition; Non-Solicitation.
(a)    The Seller acknowledges that in the course of its ownership of the Purchased Assets and operation of the Business it has had access to all confidential and proprietary information relating to the Business and the Purchased Assets (the “Confidential Information”). Each of the Stockholders also acknowledges that in the course of its ownership of the Seller, such Stockholder, together with its Affiliates, has had access to the Confidential Information. Each of the Seller and Stockholders agrees that it shall not, and shall not authorize or permit any of their respective Affiliates, directly or indirectly, at any time, to disclose any Confidential Information to any other Person or to use any Confidential Information to the detriment of Buyer; provided, however, that for purposes of this Section 6.03(a), Confidential Information shall not be deemed to include such information as is generally available and known by the public or the industry through no fault of the Seller, Stockholders or any of their Affiliates in breach of the terms hereof; provided, further, that this Section 6.03(a) shall not prevent the disclosure of Confidential Information by the Seller or Stockholders to the extent required in any proceeding between the Parties; and, provided further, that this Section 6.03 shall not restrict any of the Stockholders from using or disclosing Confidential Information in the course of employment with Buyer. If the Seller, Stockholders or their respective Affiliates is compelled to disclose any Confidential Information by any legal proceeding or the federal securities laws, the Seller or such Stockholder shall promptly notify Buyer of such required disclosure so that Buyer may seek, at its sole expense, a protective order or other appropriate remedy. If such protective order or other remedy is not obtained, the Seller or such Stockholder agrees to disclose only that portion of the Confidential Information which is legally required to be disclosed and to take all reasonable steps to preserve the confidentiality of the Confidential Information.
(b)    Each of the Seller and Stockholders agrees that it shall not, and shall not permit any of its Affiliates to, at any time during the three-year period immediately following the Closing Date (the “Restricted Period”) directly or indirectly, either individually or on behalf of, or in partnership or conjunction with, any Person, as owner, officer, manager, director, partner, investor, employee, agent, shareholder (other than as a holder of not more than one percent (1%) of the total outstanding equity securities of a publicly-traded entity) or in any other capacity or manner whatsoever, carry on or engage in the business of providing well services for the oil and gas industry, including equipment support, containment and rig mat installation, berming system installation, design, construction and installation of cellars, site‑support services, site configuration and water storage services (the “Competing Business”) in the States of Pennsylvania, Ohio, West Virginia, Virginia, Maryland, New York, Wyoming, Texas, Illinois, Indiana and Louisiana (the “Territory”).
(c)    Each of the Seller and Stockholders agrees that it shall not, and shall not permit any of its Affiliates to, at any time during the Restricted Period, directly or indirectly, either individually or on behalf of, or in partnership or conjunction with, any Person, as owner, officer, manager, director, partner, investor, employee, agent, shareholder (other than as a holder of not more than one percent (1%) of the total outstanding equity securities of a publicly-traded entity) or in any other capacity or manner whatsoever, (i) seek, solicit, or attempt to establish a business relationship within the Competing Business with a Person who (A) was a client, customer, supplier or vendor of the Business during the twenty-four (24) months preceding the Closing Date or (B) was solicited directly by the Seller or an employee of the Seller during the twelve (12) months preceding the Closing Date to become a client, customer, supplier or vendor of the Business (each a “Restricted Party”), or (ii) request, induce or attempt to limit or influence any Restricted Party or business entity to limit, curtain, cancel or terminate any business it transacts with, or products it provides to or receives from, the Seller or Buyer. For purposes hereof, a Restricted Party shall include, without limitation, the Persons listed on Schedule 6.03(c). Notwithstanding the provisions of Section 6.03(b) and this Section 6.03(c), Compliance Staffing Agency shall be permitted, and Troy Dolan shall be indirectly permitted through his ownership of Compliance Staffing Agency, to provide staffing services to the oil and gas industry within the Territory.
(d)    During the Restricted Period, each of the Seller and Stockholders shall not, and each shall cause its Affiliates not to, without the prior written consent of Buyer, directly or indirectly, either individually or on behalf of, or in partnership or conjunction with, any Person, as owner, officer, manager, director, partner, investor, employee, agent, shareholder (other than as a holder of not more than one percent (1%) of the total outstanding equity securities of a publicly-traded entity) or in any other capacity or manner whatsoever, (i) hire, solicit or recruit the employment or services of employees employed with or consultants engaged by Buyer or any of its Affiliates at the time of any such actions or within three (3) months prior to such action, or (ii) induce or attempt to induce any employee or consultant of Buyer or any of its Affiliates to terminate, modify or sever his or her employment or consulting relationship with Buyer or any of its Affiliates; provided, however, that (A) the Seller, Stockholders and their respective Affiliates may hire any such person whose employment is terminated by Buyer or any of its Affiliates; and (B) nothing in this Section 6.03(d) shall prohibit the Seller, Stockholders or any of their respective Affiliates from engaging in general solicitations to the public or general advertising not targeted at employees of Buyer, its Affiliates or the Business and hiring persons responding thereto provided such persons are in no way otherwise solicited by them.

(e)    Each of the Seller and Stockholders acknowledges that Buyer would be irreparably harmed and the value of the transaction contemplated hereby to Buyer would be diminished by any violation of the Seller’s and Stockholders’ obligations under this Section 6.03 and that, in addition to all other rights or remedies available at law or in equity, if the Seller or Stockholders violates any of the covenants set forth in this Section 6.03, Buyer shall be entitled to injunctive relief or such other relief against the Seller or such Stockholder as may be provided at Law or in equity together with such damages as may be provided at Law or in equity. Buyer shall be entitled where provided under applicable Law to specific performance of the requirements of this Section 6.03 or to temporary or permanent injunctive relief against any breach of such provisions of this Agreement by the Seller and Stockholders, without the necessity of posting a bond or other security.
(f)    Each of the Seller and Stockholders acknowledges that the goodwill associated with the Business and its customers, suppliers, vendors and employees is an integral component of the value of the Business to Buyer and that the obligations of the Seller and Stockholders under this Section 6.03 are a material inducement to Buyer’s execution and performance of this Agreement and that the restrictions contained in this Section 6.03 are reasonable as to time, geographic area and scope of activity and do not impose a greater restraint than is necessary to protect the goodwill and other legitimate business interests of Buyer.
(g)    If the provisions of this Section 6.03 are found by a court of competent jurisdiction to contain unreasonable limitations as to time, geographic area or scope of activity, then such court is hereby directed to reform such provisions to the minimum extent necessary to cause the limitations contained therein as to time, geographical area and scope of activity to be reasonable and enforceable.
Section 6.04    Tax Matters.
(a)    Liability for Taxes. The Seller shall be liable for all Taxes included in the Excluded Liabilities. All property, ad valorem and similar Taxes and assessments based upon or measured by the value of the assets that are imposed with respect to the Purchased Assets shall be prorated between the Seller and Buyer as of the Effective Time. The Seller shall retain responsibility for such Taxes attributable to the period of time on and prior to the Effective Time and Buyer shall assume responsibility for and bear such Taxes that are attributable to the period of time after the Effective Time. Buyer agrees to pay any property, ad valorem or similar Taxes to the extent such amounts are included in the determination of the Estimated Net Working Capital, as adjusted by the determination of the Final Net Working Capital, in accordance with Section 2.05. For purposes of prorating the responsibility for such Taxes between the Seller and Buyer, the portion of such Taxes attributable to the period of time on and prior to the Effective Time will be equal to the product of all such Taxes multiplied by a fraction, the numerator of which is the number of days from the commencement of the Tax period through and including the Effective Time, and the denominator of which is the number of days in the entire Tax period; and the portion of such Taxes attributable to the period of time after the Effective Time will be equal to the product of all such Taxes multiplied by a fraction, the numerator of which is the number of days from the day after the Effective Time through and including the end of the Tax period, and the denominator of which is the number of days in the entire Tax period.
(b)    Transfer Taxes. All excise, sales, use, value added, transfer (including real property transfer or gains), stamp, documentary, filing, recordation and other similar taxes, levies, assessments, customs, duties, imposts, charges or fees, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, resulting from the sale and transfer by the Seller to Buyer of the Purchased Assets (the “Transfer Taxes”), shall be borne fifty percent (50%) by the Buyer and fifty percent (50%) by the Seller.
(c)    Refunds, Overpayments and Prepayments. If, after the Closing, Buyer receives any refund (whether by payment, offset, credit or otherwise) of, or the Seller overpays, Taxes for which the Seller is liable or which Taxes are the subject of indemnification by the Seller under this Agreement, Buyer shall promptly transfer, or cause to be transferred, to Seller the entire amount of the refund or overpayment (including interest). Buyer agrees to claim any such refund as soon as possible and to furnish to the Seller all information, records and assistance necessary to verify the amount of the refund or overpayment.
(d)    Cooperation Regarding Tax Matters. The Parties shall, with respect to any taxable period (or portion thereof) ending on or before the Closing, communicate with each other and reasonably cooperate (i) in the preparation and filing of any Tax Return or election with respect to Taxes related to the Purchased Assets, (ii) to enable each Party to more accurately determine its own Tax liability with respect to the Purchased Assets, and (iii) in the defense of any audit, examination, administrative appeal or litigation of any Tax Return or other similar governmental report or form or in the preparation or filing of a claim or suit for refund with respect Taxes relating to the Purchased Assets. Each Party shall keep all such information and documents received by them from the other Party confidential unless otherwise required by Law.
Section 6.05    Further Assistance. From time to time after the Closing, the Seller shall execute and deliver, or cause to be executed and delivered, any and all instruments or other documents of transfer, conveyance and assignment, and take such other action as Buyer may reasonably request, as may be necessary to effect or evidence the conveyance of, or to vest or perfect Buyer’s rights, title and interest in and to, the Business and the Purchased Assets, as and to the extent contemplated hereby. In addition, from time to time after the Closing, the Seller shall assign to Buyer any one or more Contracts that constitute an Excluded Asset on the Closing Date as Buyer may request in writing. Upon such written request, Seller shall execute and deliver, or cause to be executed and delivered, any such instrument or other document of transfer, conveyance and assignment, and take such other action as Buyer may reasonably request, to effect or evidence the conveyance of any such Contract(s) to Buyer. From time to time after the Closing, Buyer shall execute and deliver, or cause to be executed and delivered, any and all instruments or other documents of assumption and acceptance, and take such other action as the Seller may reasonably request, as may be necessary to effect or evidence the assumption of the Assumed Liabilities, as and to the extent contemplated hereby.
Section 6.06    Accounts Receivable. Schedule 6.06 sets forth a complete and correct list of all Accounts Receivable included in the calculation of the Estimated Net Working

Capital and any adjustment to the Base Purchase Price pursuant to Section 2.05 (the “Closing Date Receivables”). The list of the Closing Date Receivables may be revised in connection with the determination of the Final Net Working Capital. Buyer agrees that it shall use commercially reasonable efforts to collect the Closing Date Receivables for a period of not less than one hundred twenty (120) days after the Closing Date (and an additional thirty (30) days thereafter with respect to Closing Date Receivables that are existing but unbilled prior to the Closing Date). If collections by Buyer with respect to the Closing Date Receivables during the one hundred twenty (120) day period following the Closing Date (and an additional thirty (30) days thereafter with respect to Closing Date Receivables that are existing but unbilled prior to the Closing Date) are less than the amount of the Closing Date Receivables (such deficit being referred to as the “Uncollected Receivables Amount”), Seller or Stockholders shall pay to Buyer an amount equal to the Uncollected Receivables Amount within ten (10) days following written demand by Buyer. Buyer’s right to recover the Uncollected Receivables Amount shall not be subject to the provisions of Article VIII or any limitations of liability set forth therein including, without limitation, any obligation to seek recovery from the R&W Insurance Policy. Any such payment shall be deemed an adjustment to the Base Cash Payment. Upon receiving payment for the Uncollected Receivables Amount, Buyer shall assign such Closing Date Receivables to the Seller. If Buyer thereafter receives payment on any such Closing Date Receivables for which it has previously received payment pursuant to this Section 6.06, Buyer shall promptly pay to Seller (or Stockholders, as applicable) the amount received by Buyer for such Closing Date Receivable. Upon assignment of any such uncollected Closing Date Receivables to the Seller, the Seller shall have the right to seek collection of any such Closing Date Receivables; provided, that the Seller shall provide written notice to Buyer in advance of the Seller initiating any legal proceedings against the account debtor on any such Closing Date Receivables.
Section 6.07    Conduct of Business.
(a)    During the period from the date of this Agreement to the Closing Date, except as provided below or on Schedule 6.07 or otherwise contemplated by this Agreement or consented to by Buyer in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the Seller shall, and the Stockholders shall cause the Seller to:
(i)    conduct and operate the Business and the Purchased Assets in the Ordinary Course of Business;
(ii)    preserve and maintain all Permits required for the conduct of the Business as currently conducted or for the ownership, use and operation of the Purchased Assets;
(iii)    pay all Indebtedness, Taxes, liabilities and obligations of the Business when due in the Ordinary Course of Business;
(iv)    use commercially reasonable efforts to preserve intact the Business and the Purchased Assets (reasonable wear and tear excepted);
(v)    continue in full force and effect without modification all insurance policies set forth on Schedule 4.12, except as required by applicable Law;

(vi)    timely and fully perform, discharge or satisfy all of the agreements, covenants, liabilities and obligations required to be performed, discharged or satisfied by the Seller on or before the Closing Date under all Assigned Contracts;
(vii)    comply in all material respects with all Laws applicable to the conduct of the Business or the ownership, use or operation of the Purchased Assets;
(viii)    use commercially reasonable efforts to keep available the services of the current officers, employees, agents and representatives of the Seller, and maintain the relation and goodwill with all suppliers, customers, landlords, lessees, creditors, employees, agents, representatives and other Persons having business relations with the Business; and
(ix)    confer with Buyer concerning operational matters of a material nature that will affect the post-Closing ownership, use, conduct or operation of the Business or the Purchased Assets.
(b)    During the period from the date of this Agreement to the Closing Date, except as provided below or on Schedule 6.07 or otherwise contemplated by this Agreement or consented to by Buyer in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the Seller shall not, and the Stockholders shall not permit the Seller to:
(i)    sell, assign, transfer, lease, license, mortgage, pledge or otherwise encumber or subject to any Lien (other than Permitted Liens) or otherwise dispose of any of its material properties or assets, including the Purchased Assets, except in the Ordinary Course of Business;
(ii)    terminate or materially amend any Material Contract, except in the Ordinary Course of Business;
(iii)    enter into any new Contract that would constitute a Material Contract other than customer contracts, service contracts, purchase contracts or renewals of existing Contracts, in each case, in the Ordinary Course of Business;
(iv)    enter into any written employment agreement with any employee or materially increase the compensation or benefits of any employee, except for such increases as are granted in the Ordinary Course of Business (which shall include normal periodic performance reviews and related compensation and benefit increases);
(v)    adopt, grant, extend or increase the rate or terms of any bonus, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any such employee, except as required by any applicable Law and except increases in the Ordinary Course of Business; or
(vi)    commit to any material Capital Expenditure or authorize any new material Capital Expenditures.

Section 6.08    Employee Matters.
(a)    On or before the Closing Date, Buyer will give offers of employment to each employee identified on Schedule 6.08(a) (other than those employees who are not actively employed due to short-term disability, workers compensation leave or approved leave of absence, exclusive of long-term disability (collectively, the “LOA Employees”) and Non-Offer Employees. During the period commencing on the Closing Date and ending on the date which is twelve (12) months after the Closing Date (or such shorter period as the applicable Transferred Employee remains continuously employed with the Buyer and its Affiliates from the Closing Date), Buyer shall provide each Transferred Employee with a level of base salary, except as set forth on Schedule 6.08(a), or hourly wage at least equal to that in effect as of October 27, 2017 as previously disclosed to Buyer. Buyer shall provide other employee benefits to the Transferred Employees on terms and conditions comparable to those provided to similarly situated employees of Buyer. All offers of employment made by Buyer pursuant to this Section 6.08(a) will be conditioned in all respects on the occurrence of the Closing. Buyer shall notify the Seller in writing the names of the employees identified on Schedule 6.08(a) who have accepted offers of employment with Buyer. Each such Person who becomes employed by Buyer pursuant to this Section 6.08(a) is referred to herein as a “Transferred Employee.” Employment with Buyer shall be effective as of the Effective Time for all Transferred Employees (except as described below). Notwithstanding the foregoing, Buyer shall not be required to make an offer of employment to an employee whom Buyer is prohibited from hiring by applicable Law or who otherwise fails any applicable screening and testing policies of Buyer (a “Non-Offer Employee”). If Buyer determines that an employee is a Non-Offer Employee, Buyer will promptly notify the Seller that such Non-Offer Employee will not be offered employment with Buyer. During the 180‑calendar day period following the Closing Date, or such longer period as might be required by Law for such LOA Employee’s return to work, Seller shall promptly inform Buyer of each LOA Employee’s return to work and Buyer shall offer employment to each LOA Employee upon his return from short-term disability or approved leave of absence within twenty (20) Business Days after the return date of each LOA Employee from short-term disability or an approved leave of absence, but effective as of, and conditioned upon, the commencement of active employment of such LOA Employee. A LOA Employee who receives and accepts an offer of employment from Buyer pursuant to this Section 6.08(a) shall become a Transferred Employee effective upon the commencement of such LOA Employee’s active employment with Buyer and shall be treated as an employee of the Seller prior to the commencement of active employment for all purposes (including for purposes of this Section 6.08).
(b)    From and after the time the employment of the Transferred Employees with Buyer becomes effective (the “Employment Date”) the employment of the Transferred Employees with the Seller will terminate. Buyer shall not assume the Benefit Plans and shall have no obligations or liabilities with respect to the Benefit Plans. The Seller will pay to each Transferred Employee, in accordance with Seller’s regular payroll schedule, all salary, bonuses, sales commissions, or other compensation or employment benefits which has accrued to or otherwise earned by such Transferred Employee prior to the Employment Date including an amount equal to the value of all vacation time accrued and unused by such Transferred Employee immediately prior to the Employment Date.

(c)    Except as required by Section 6.08(d) and Section 6.08(e), beginning on the Employment Date, the Benefit Plans that Buyer maintains, contributes to or participates in (the “Buyer Benefit Plans”) shall be made available to each Transferred Employee if and when, and on the same terms and conditions, such Buyer Benefit Plan would be made available to a new employee of Buyer who is similarly situated to the Transferred Employee.
(d)    Each Transferred Employee shall become eligible to participate in the group health plan of Buyer effective as of his or her Employment Date. With respect to any group health plan or program of Buyer or Buyer’s Affiliates in effect as of the Closing and in which a Transferred Employee becomes eligible to participate as of his or her Employment Date or thereafter, Buyer shall take all reasonable steps to ensure that such Transferred Employee shall (i) receive credit for any deductibles, co-pays or other out-of-pocket expenses paid by such Transferred Employee under the corresponding group health plan or program of the Seller for the plan year in which his or her Employment Date occurs, and (ii) not be subject to any pre-existing condition limitations to the extent that such pre-existing condition limitation did not apply to such Transferred Employee under the corresponding group health plan or program of the Seller in which such Transferred Employee participated immediately prior to his or her Employment Date, but, in all cases, only to the extent third party administrators and insurers consent.
(e)    Buyer and Buyer’s Affiliates shall credit each Transferred Employee with the same number of years of service, including partial years of service, as the Transferred Employee would have been credited by Buyer and Buyer’s Affiliates if, solely for the purposes of determining years of service under Benefit Plans sponsored by Buyer or any of its Affiliates as of the Closing, the Transferred Employee’s last date of hire with Buyer was the Transferred Employee’s date of hire as provided by the Seller on Schedule 4.16(a), under the applicable Benefit Plan sponsored by Buyer or any of its Affiliates, except (i) as it relates to Buyer’s 401(K) plan, (ii) as otherwise limited by applicable Law or (iii) as would result in duplication of benefits. The service credit required by this Section 6.08(e) shall apply for all purposes under any health, retiree medical, severance, vacation, sick or any similar paid-time off program or other employee welfare benefit plan (as such term is defined in Section 3(1) of ERISA) of Buyer or Buyer’s Affiliates and for purposes of eligibility to participate, eligibility for a particular form or type of benefit, and benefit accrual (except for benefit accrual under a defined benefit pension plan or plan subject to Section 412 of the Code or for vesting under equity and incentive arrangements) under any pension, retirement, savings, or other employee pension benefit plan (as such term is defined in Section 3(2) of ERISA) of Buyer or Buyer’s Affiliates; provided, that such service credit shall not require Buyer to pay any Transferred Employee for, or carryforward, any accrued and unused vacation time as of the Effective Time or result in duplication of benefits.
(f)    Claims for workers’ compensation or long-term disability benefits arising out of occurrences prior to an employee’s Employment Date shall be the responsibility of the Seller. Claims for workers’ compensation or long-term disability benefits for a Transferred Employee arising out of occurrences on or subsequent to the Transferred Employee’s Employment Date shall be the responsibility of Buyer and Buyer’s Affiliates.

(g)    The Seller shall retain all liability for severance and other benefits (including any notice obligations and liability arising under the WARN Act) to any employee who is terminated by the Seller (whether as a result of Buyer’s decision not to hire such individual or due to “constructive termination” or similar concept under applicable Law) prior to or as of the Effective Time. Buyer shall assume all liability arising under the WARN Act with respect to any Transferred Employee who is terminated by Buyer after the Transferred Employee’s Employment Date.
(h)    From and after the Closing Date, the Seller shall, or shall cause one of its ERISA Affiliates to, maintain an Employee Benefit Plan that provides group health benefits and makes available such continuation coverage required under Section 4980B of the Code and Part 6 of Title I of ERISA (collectively, “COBRA”) to those individuals who are “M&A qualified beneficiaries” (as defined in Treasury Regulation Section 54.4980B-9, Q&A-4) with respect to the Closing, until such time as no such M&A qualified beneficiary remains eligible to continue coverage thereunder pursuant to COBRA. No fewer than thirty (30) days prior to termination of any Employee Benefit Plan referred to in the immediately preceding sentence, Seller shall provide written notice to Buyer of such termination.
Section 6.09    Removal of Names.
(a)    After Closing, the Seller, the Stockholders and their Affiliates shall not be entitled to use and shall not use any service marks, trade names, trade dress, logos, designs or other indicia of origin of or used by the Seller prior to Closing including the words “Well Service Group” or any such items that include such words, and any variations or derivations of any of the foregoing (collectively, the “Prohibited Names and Marks”).
(b)    In addition, as soon as reasonably practicable following Closing, but in any event within ninety (90) days following Closing, the Seller shall and shall cause each of its Affiliates to remove, obliterate or replace, as appropriate, all signs, containers, advertisements or other media containing any such Prohibited Names and Marks located on any Excluded Assets.
(c)    Within fifteen (15) Business Days following the Closing, the Seller shall file a certificate of amendment or similar amendments to its Governing Documents changing its name to a name that does not contain any of the Prohibited Names and Marks and that is not confusingly similar to any of the Prohibited Names and Marks, and deliver to Buyer photocopies of the file-stamped certificates of amendment evidencing that those certificates of amendment or similar amendments have been filed within fifteen (15) Business Days following the Closing Date.
Section 6.10    Casualty Loss. If, before the Closing Date, all or any portion of the Purchased Assets are damaged or destroyed, whether in whole or in part, by fire, flood or other casualty, the Seller will promptly notify Buyer in writing of such fact and, at the Closing, pay to Buyer, by wire transfer of immediately available funds to an account or accounts designated by Buyer in writing, all proceeds from third-party insurers received by the Seller, and assign to Buyer all of the Seller’s right, title, and interest in and to any and all such insurance proceeds received or to be received, in each case, in compensation for such damage or destruction; provided, however, that nothing in this Section 6.10 is intended, or shall be construed, to modify or limit Buyer’s right to terminate this Agreement pursuant to the terms hereof or otherwise decline to proceed with the

Closing by reason of the fact that the damage or destruction to all or any portion of the Purchased Asset by fire, flood or casualty, whether considered individually or in the aggregate, could have a Material Adverse Effect.
Section 6.11    Exclusivity.
(a)    From the date hereof until the earlier of (i) the Closing Date, or (ii) the termination of this Agreement pursuant to Article IX (such earlier date being referred to herein as the “Exclusivity Termination Date”), the Seller and Stockholders shall not, and shall not authorize or permit any of their respective officers, directors, employees, agents, representatives or Affiliates to, directly or indirectly: (i) solicit, initiate, encourage, facilitate or (to the extent within such Person’s control) permit the submission of any proposal, inquiry, or offer from any Person (other than Buyer or any of its Affiliates) relating to the direct or indirect disposition, whether by sale, merger or otherwise, of all or any portion of the Business or the Purchased Assets (a “Competing Transaction”) other than acquisitions of the Purchased Assets in the Ordinary Course of Business, or (ii) furnish any information, participate in any discussions or negotiations, or enter into any Contract, letter of intent, or other understanding (whether written, oral, binding, non-binding, or otherwise) regarding a Competing Transaction.
(b)    Immediately following the execution of this Agreement, each of the Seller and Stockholders will terminate any and all discussions or negotiations with respect to any Competing Transaction and request each Person that has heretofore executed a confidentiality agreement in connection with a Competing Transaction to return all confidential information heretofore furnished to such Person by or on behalf of, or with respect to, the Seller, the Business or the Purchased Assets.
(c)    From the date hereof through the Exclusivity Termination Date, if the Seller or any Stockholder receives any inquiry, proposal, or offer relating to a Competing Transaction, or any request for information relating thereto, such party will promptly, and in any event within one (1) Business Day, notify Buyer in writing of such inquiry, proposal, offer, or request, including the identity of the Person making such inquiry, proposal, offer, or request, and the terms and details thereof, including a copy of any writing (including any electronic mail) relating thereto.
(d)    Each of the Seller and Stockholders hereby acknowledges that any breach of this Section 6.11 would cause substantial and irreparable damage to Buyer for which money damages would be an inadequate remedy and, accordingly, acknowledges and agrees that Buyer will be entitled to an injunction, specific performance or other equitable relief to prevent the breach of such obligations (in addition to all other rights and remedies to which Buyer may be entitled in respect of any such breach), without the necessity of posting a bond or other security.
Section 6.12    Publicity. Following the execution of this Agreement, Newpark intends to issue or cause the publication of a press release and the filing of a Current Report on Form 8‑K with respect to this Agreement and the transactions contemplated herein; provided, however, that Newpark will provide copies thereof to the Seller and allow Seller to comment on such release or announcement in advance of its issuance.

Section 6.13    R&W Insurance Policy. Prior to the Closing, Buyer shall use its commercially reasonable efforts to acquire a buyer-side representations and warranties insurance policy (the “R&W Insurance Policy”) to provide coverage for Buyer with respect to Losses suffered or incurred with respect to breaches of the representations and warranties of the Seller and the Stockholders, to the extent set forth in such R&W Insurance Policy. The premium and related fees and costs for such R&W Insurance Policy shall be paid fifty percent (50%) by Seller and fifty percent (50%) by Buyer.
Section 6.14    Existence of Seller. The Seller shall not, and the Stockholders shall not permit Seller to or otherwise take any action authorizing Seller to, merge, consolidate, convert, liquidate, dissolve or otherwise wind up its business for a period equal to the longer of (i) five (5) years following the Closing Date and (ii) the term of the Stock Escrow Agreement.
Section 6.15    State Tax Filings. Following the execution of this Agreement, Seller shall: (i) request in writing within the applicable time period following the Closing Date a tax release certificate from the Department of Taxation of the State of Ohio; and (ii) file a Tax Return and make any required payments to the applicable Taxing Authority in the State of Wyoming within the applicable time period following the Closing Date. Seller shall use its best efforts to provide such information and make such filings as necessary to obtain evidence, reasonably satisfactory to Buyer, that Seller has paid in full all Taxes owing by Seller in the States of Ohio, Wyoming, West Virginia and Texas including the delivery of any receipts or certificates evidencing the payment and satisfaction of any such Taxes.
Section 6.16    Insurance Matters. On or before the Closing Date, the Sellers will use commercially reasonable efforts to cause the Buyer to be added as an additional insured under the St. Paul Fire & Marine Insurance Company (Travelers) commercial general liability and umbrella liability policy (or policies) of the Seller.
ARTICLE VII
CONDITIONS TO CLOSING
Section 7.01    Conditions to Obligations of All Parties. The respective obligations of each Party to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:
(a)    No Injunctions or Legal Proceedings. No injunction or other Governmental Order issued by any court of competent jurisdiction preventing the consummation of the transactions contemplated by this Agreement shall be in effect, and no Legal Proceeding shall be pending or commenced seeking to restrain, enjoin or hinder the consummation of the transactions contemplated by this Agreement.
(b)    No Illegality. No Law shall have been enacted, entered, promulgated and remain in effect that prohibits, restrains or makes illegal consummation of the transactions contemplated by this Agreement or causes any of the transactions contemplated by this Agreement to be rescinded following completion thereof.

Section 7.02    Conditions to Obligations of Buyer and Newpark. The obligations of Buyer and Newpark to consummate the transactions contemplated in and to take the other actions required to be taken by it under this Agreement at Closing are further subject to satisfaction at or prior to the Closing Date of the following conditions, any one or more of which may be waived in writing, in whole or in part, by Buyer in its sole discretion:
(a)    the Fundamental Representations of the Seller and the Stockholders shall be true and correct in all respects, the representations and warranties of the Stockholders contained in Article III and the representations and warranties of the Seller or the Stockholders contained in Article IV or any certificate delivered pursuant hereto that are qualified by materiality or by Material Adverse Effect shall be true and correct in all respects, and all other representations and warranties of the Stockholders contained in Article III and the representations and warranties of the Seller or the Stockholders contained in Article IV or any certificate delivered pursuant hereto shall be true and correct in all material respects, in each case, at and as of the date of this Agreement and at and as of the Closing Date with the same force and effect as though such representations and warranties had been made at and as of the Closing Date (except for representations and warranties that are made as of a specified date or period, which shall be true and correct only as of such specified date or period);
(b)    each of the Seller and Stockholders shall have performed and complied in all material respects with all agreements, covenants, conditions and obligations required by this Agreement to be performed or complied with by them on or prior to the Closing;
(c)    the Seller shall have delivered, or caused to be delivered, to Buyer the Transaction Documents and other Closing deliverables set forth in Section 2.07(b);
(d)    between the date of this Agreement and the Closing Date, no Material Adverse Effect shall have occurred;
(e)    the Consents described in Schedule 7.02(e) will have been made, given or obtained by such customer, vendor, contractual third party or other Person, as applicable, on terms reasonably satisfactory to Buyer;
(f)    Buyer shall have bound coverage under the R&W Insurance Policy in accordance with the terms set forth in this Agreement;
(g)    Buyer shall have received evidence reasonably satisfactory to Buyer that all Liens affecting the Purchased Assets, other than Permitted Liens, have been discharged and that good and valid title to all Purchased Assets is being conveyed to Buyer, free and clear of all Liens other than Permitted Liens; and
(h)    Buyer shall, concurrently with the closing of the transaction contemplated by this Agreement, have closed the purchase of the assets of Utility Access Solutions, Inc. pursuant to the terms of that certain Asset Purchase Agreement of even date herewith by and among Buyer, Utility Access Solutions, Inc., Richard J. Brennan, Bradley C. McQuone, William R. Woessner III and Troy D. Dolan.

Section 7.03    Conditions to Obligations of the Seller and Stockholders. The obligations of the Seller and Stockholders to consummate the transactions contemplated in and to take the other actions required to be taken by them under this Agreement or any of the Transaction Documents at Closing are further subject to satisfaction at or prior to the Closing Date of the following conditions, any one or more of which may be waived in writing, in whole or in part, by the Seller and Stockholders, in their sole discretion:
(a)    the representations and warranties of Buyer and Newpark contained in Article V that are qualified by materiality or Material Adverse Effect shall be true and correct in all respects, and all other representations and warranties of Buyer and Newpark contained in Article V shall be true and correct in all material respects, in each case, at and as of the date of this Agreement and at and as of the Closing Date with the same force and effect as though such representations and warranties had been made at and as of the Closing Date (except for representations and warranties that by their terms are made as of a specified date or period, which shall be true and correct only as of such specified date or period);
(b)    Buyer and Newpark shall each have performed and complied in all material respects with all agreements, covenants, conditions and obligations required by this Agreement to be performed or complied with by it on or prior to the Closing;
(c)    the Board of Directors of Newpark shall have approved this Agreement and the transactions contemplated hereunder; and
(d)    Buyer shall have made the payments as set forth in Section 2.06, Newpark shall have delivered the Newpark Stock Consideration and Buyer and Newpark, as applicable, shave have delivered to the Seller the Transaction Documents and other Closing deliveries set forth in Section 2.07(c).
ARTICLE VIII
INDEMNIFICATION
Section 8.01    Survival.
(a)    Subject to the limitations and other provisions of this Agreement, the representations and warranties contained in Article III, Article IV, and Article V and the right of any Person to assert any claim for indemnification or recovery in respect thereof pursuant to this Article VIII shall survive the Closing and shall remain in full force and effect until the date that is the eighteen (18) month anniversary of the Closing Date; provided that (i) the Fundamental Representations of Buyer, Newpark, Seller and the Stockholders shall survive the Closing indefinitely, (ii) the representations and warranties of Seller and the Stockholders set forth in Section 4.16 (Employee Benefit Matters) and Section 4.19 (Taxes) shall survive the Closing until the expiration of the applicable statute of limitations plus ninety (90) days, and (iii) the representations and warranties of Seller and the Stockholders set forth in Section 4.15 (Environmental Matters) shall survive the Closing for a period of four (4) years following the Closing Date.

(b)    There shall be no time limit for any claim arising from or relating to fraud or intentional misrepresentation (collectively, “Fraud Claims”).
(c)    Except as otherwise specifically provided in this Agreement, (i) all covenants and agreements contained in this Agreement to be performed before the Closing shall survive the Closing for a period of eighteen (18) months following the Closing Date and (ii) all covenants and agreements contained in this Agreement to be performed at or after the Closing shall survive the Closing in accordance with their terms, or until the expiration of the applicable statute of limitations plus ninety (90) days. This Section 8.01 shall not in any manner limit the survival period for, or any Party’s right or ability to bring any claims for indemnification under this Agreement with respect to damages arising from or relating to, a breach or nonperformance of any covenant or agreement of the Parties contained in this Agreement or any of the other Transaction Documents which by its terms contemplates performance after the Closing.
(d)    No claim for indemnification may be brought against any Party under this Article VIII in respect of a breach of any representation, warranty, covenant or agreement contained in this Agreement after the expiration of the applicable survival period for such representation, warranty, covenant or agreement; provided, however, that if a claim for indemnification is made in accordance with the terms of this Agreement before the expiration of such applicable survival period, such claim shall survive and may be pursued until such time as it is fully and finally resolved.
Section 8.02    Indemnification By Seller and Stockholders. Subject to the other terms and conditions of this Article VIII, from and after the Closing, Seller and the Stockholders shall jointly and severally indemnify, hold harmless and defend Buyer, its Affiliates and their respective Representatives (collectively, the “Buyer Indemnitees”) from and against, and pay on behalf of or reimburse such Buyer Indemnitees in respect of, any and all Losses asserted against, incurred or sustained by, or imposed upon, Buyer Indemnitees based upon, arising out of, with respect to or by reason of:
(a)    any inaccuracy in or breach of any of the representations or warranties of Seller and the Stockholders contained in Article IV or in any certificate or instrument delivered by or on behalf of the Seller or Stockholders pursuant to this Agreement as of the date that such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);
(b)    any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Seller pursuant to this Agreement;
(c)    the Excluded Assets or the Excluded Liabilities; and
(d)    the Drilling Business, including the business, operations or assets relating thereto, whether arising out of, resulting from or relating to facts, circumstances, events or occurrences prior to or following the Closing.

Section 8.03    Indemnification by Buyer. Subject to the other terms and conditions of this Article VIII, from and after the Closing, Buyer and Newpark shall jointly and severally indemnify, hold harmless and defend Seller and its Affiliates, and their respective Representatives (collectively, the “Seller Indemnitees”) from and against, and pay on behalf of or reimburse Seller Indemnitees in respect of, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:
(a)    any inaccuracy in or breach of any of the representations or warranties of Buyer or Newpark contained in Article V or in any certificate or instrument delivered by or on behalf of Buyer or Newpark pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); and
(b)    any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer or Newpark pursuant to this Agreement.
Section 8.04    Indemnification by the Stockholder. Subject to the other terms and conditions of this Article VIII, from and after the Closing, each Stockholder shall severally, and not jointly, indemnify, hold harmless and defend Buyer Indemnitees from and against, and pay on behalf of or reimburse such Buyer Indemnitees in respect of, any and all Losses asserted against, incurred or sustained by, or imposed upon, Buyer Indemnitees based upon, arising out of, with respect to or by reason of any of the following as it relates to such Stockholder:
(a)    any inaccuracy in or breach of any representation or warranty of such Stockholder contained in Article III or in any certificate or instrument delivered by or on behalf of Stockholder pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); and
(b)    any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Stockholder pursuant to this Agreement.
Section 8.05    Certain Limitations. The indemnification provided for in

Section 8.02, Section 8.03 and Section 8.04 shall be subject to the following limitations:
(a)    Seller and the Stockholders shall not be liable to Buyer Indemnitees for indemnification under Section 8.02(a) until the aggregate amount of all Losses in respect thereof exceeds $150,000 (the “Basket”), at which time Seller and Stockholders shall be required to pay or be liable for all indemnified Losses from the first dollar, regardless of the Basket. Notwithstanding the foregoing, the Basket shall not be applicable to any claims in respect of any Fundamental Representations of Seller and the Stockholders, representations of Seller and Stockholders under

Section 4.19 (Taxes) and Section 4.15 (Environmental Matters), claims for indemnification pursuant to Section 8.02(b), Section 8.02(c), Section 8.02(d) or Fraud Claims.
(b)    Buyer and Newpark shall not be liable to the Seller Indemnitees for indemnification under Section 8.03(a) until the aggregate amount of all Losses in respect thereof exceeds the Basket, at which time Buyer and Newpark shall be required to pay or be liable for all indemnified Losses from the first dollar, regardless of the Basket. Notwithstanding the foregoing, the Basket shall not be applicable to any claims in respect of any Fundamental Representations of Buyer and Newpark, claims for indemnification pursuant to Section 8.03(b) or Fraud Claims.
(c)    No Stockholder shall be liable to Buyer Indemnitees for indemnification under Section 8.04(a) until the aggregate amount of all Losses in respect thereof exceeds the Basket, at which time the Stockholder shall be required to pay or be liable for all indemnified Losses from the first dollar, regardless of the Basket. Notwithstanding the foregoing, the Basket shall not be applicable to any claims in respect of any Fundamental Representations of the Stockholders, claims for indemnification pursuant to Section 8.04(b) or Fraud Claims.
(d)    For purposes of this Article VIII, any inaccuracy in or breach of any representation or warranty, and any damages resulting therefrom shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.
(e)    With respect to Seller’s and the Stockholders’ indemnity obligations under Section 8.02(a), the aggregate liability of Seller and the Stockholders to indemnify Buyer Indemnitees from and against any such Losses under Section 8.02(a) shall not exceed the amount of the Cash Escrow Fund (the “Cap”); provided that the Cap shall not be applicable to any claims in respect of any Fundamental Representations of Seller or Stockholders, representations of Seller and Stockholders under Section 4.19 (Taxes) and Section 4.15 (Environmental Matters), claims for indemnification pursuant to Section 8.02(b), Section 8.02(c), or Section 8.02(d) or Fraud Claims.
(f)    The source of indemnification of Buyer Indemnitees for any Losses pursuant to Section 8.02(a) that are covered by the R&W Insurance Policy shall (after satisfying the Basket, as and if applicable) be paid (i) first from the Cash Escrow Fund, (ii) then by the R&W Insurance Policy in accordance with the terms thereof and (iii) only to the extent such Losses involve a breach of the Fundamental Representations or a breach of Section 4.19 (Taxes) or Section 4.15 (Environmental Matters), and exceeds the aggregate of both the amount of the remaining Cash Escrow Funds and the policy limit under the R&W Insurance Policy with respect to such claim, jointly and severally from the Seller and Stockholders, provided, that (x) Buyer may elect to seek recovery of such Losses from the Stock Escrow Shares prior to seeking recovery directly from the Seller and the Stockholders, and (y) in no event shall such recovery against a Stockholder exceed the portion of the Purchase Price actually received by such Stockholder (including any Stock Escrow Shares attributable to such Stockholder’s percentage ownership interest in the Seller).
(g)    The source of indemnification of Buyer Indemnitees for any Losses pursuant to Section 8.02(a) that are not covered by the R&W Insurance Policy, or pursuant to Section 8.02(b), Section 8.02(c) or Section 8.02(d) shall (after satisfying the Basket, as and if applicable) be paid

(i) first from the Stock Escrow Shares, (ii) then, at Buyer’s sole discretion, from the Cash Escrow Fund and (iii) jointly and severally from the Seller and Stockholders, provided, that in no event shall such recovery against a Stockholder exceed the portion of the Purchase Price actually received by such Stockholder (including any Stock Escrow Shares attributable to such Stockholder’s percentage ownership in the Seller). For purposes hereof, the number of Stock Escrow Shares to be delivered pursuant to this Section 8.05(g) shall be that number determined by dividing (x) the amount of the Loss, by (ii) the Newpark Volume-Weighted Average Price.
(h)    With respect to Buyer’s and Newpark’s indemnity obligations under Section 8.03(a), the aggregate liability of Buyer and Newpark to indemnify Seller Indemnitees from and against any Losses shall not exceed the Cap; provided that the Cap shall not be applicable to any claims in respect of Fundamental Representations of Buyer and Newpark, claims for indemnification pursuant to Section 8.03(b) or Fraud Claims.
Section 8.06    Indemnification Procedures. The Party or Parties making a claim under this Article VIII is referred to as the “Indemnified Party,” and the Party against whom such claims are asserted under this Article VIII is referred to as the “Indemnifying Party.”
(a)    Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or a Representative thereof (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than twenty (20) days after receipt of such notice of such Third Party Claim; provided that the failure to give such prompt written notice shall not relieve the Indemnifying Party of its indemnification obligations except and only to the extent that the Indemnifying Party is materially prejudiced by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof (if available) and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and with the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided that if the Indemnifying Party is Seller or the Stockholders, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (i) is asserted directly by or on behalf of a Person that is a customer of the Business or Buyer or any its Affiliates, (ii) seeks an injunction or other equitable relief against the Indemnified Party, or (iii) relates to or arises in connection with any criminal proceeding. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.06(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party; provided that if, in the reasonable opinion of counsel to the Indemnified Party,

(A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, then the Indemnifying Party shall be liable for the reasonable fees and expenses of one separate firm of attorneys in such firm’s representation of the Indemnified Party. If the Indemnified Party is entitled to defend or direct the defense of any Third Party Claim as hereinabove provided, or if the Indemnifying Party elects not to assume the defense of such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 8.06(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim; provided that the Indemnifying Party shall have no liability with respect to any compromise or settlement without the Indemnifying Party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.
(b)    Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.06(b). If a firm offer is made to settle a Third Party Claim and if (A) the Indemnifying Party pays or agrees to pay or cause to be paid all amounts arising out of such settlement or compromise, (B) such settlement or compromise would not encumber any of the assets of any Indemnified Party (in the event the Indemnified Party is a Buyer Indemnitee, including any assets of the Seller) or impose any restriction or condition that would apply to or adversely affect any Indemnified Party or the conduct of any Indemnified Party’s business, (C) the Indemnifying Party obtains, as a condition of such settlement or compromise, a complete release of any Indemnified Party that could reasonably be affected by such Third Party Claim, and (D) such settlement or compromise does not involve any admission of liability or wrongdoing by any Indemnified Party or any of its Affiliates, the Indemnifying Party may settle such Third Party Claim without the prior written consent of the Indemnified Party. If the Indemnified Party has assumed the defense pursuant to Section 8.06(a), it shall not agree to any settlement without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).
(c)    Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim; provided that the failure to give such prompt written notice shall not relieve the Indemnifying Party of its indemnification obligations except and only to the extent that the Indemnifying Party is materially prejudiced by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof (if available) and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. During such 30-day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Seller’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30 day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement. If the Indemnifying Party does reject (or is deemed to reject) such claim (or any portion thereof) within such 30-day period, then the Indemnified Party and the Indemnifying Party shall negotiate in good faith for a period of 30 days from the date the Indemnified Party receives such rejection prior to commencing any Action with respect to such claim for indemnification.
Section 8.07    Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.
Section 8.08    Exclusive Remedies. Except as provided below with respect to Section 6.03, the Parties acknowledge and agree that, from and after Closing, their sole and exclusive remedy with respect to any and all claims (other than Fraud Claims or claims arising from criminal activity on the part of a Party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this Article VIII. In furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other Parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article VIII. Nothing in this Section 8.08 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled (including the enforcement of Section 6.03) or to seek any remedy on account of any Person’s criminal activity or fraud.
Section 8.09    Offsetting Amounts. The amount of any damages subject to indemnification hereunder will be calculated net of any Tax benefits, insurance proceeds or other third-party payments actually received by the Indemnified Party (other than proceeds recovered under the R&W Insurance Policy, which shall be additive, and not in lieu of, the recovery hereunder, provided that Buyer is not permitted to recover twice for the same portion of a Loss), net of any costs to recover such amounts, including any deductibles, premium and retro-premium adjustments, co-payments or other reasonable and documented costs and expenses resulting therefrom (including, for the avoidance of doubt, reasonable attorneys’ fees). In the event that the Indemnifying Party indemnifies the Indemnified Party for any Losses prior to the receipt or realization by the Indemnified Party of any such payments referred to in the immediately preceding sentence, the Indemnified Party will promptly remit to the Indemnifying Party an amount equal to the amount of such payments, as the case may be, net of any applicable expenses referred to in the first sentence above. In the event any payment is made in respect of Losses pursuant to this Article VIII, the Indemnifying Party will be subrogated to the extent of such payment to any related rights of recovery of the Indemnified Party against any third Person.
ARTICLE IX
TERMINATION
Section 9.01    Termination. This Agreement may be terminated at any time prior to the Closing:
(a)    by the mutual written consent of Seller and Buyer;
(b)    by Buyer by written notice to Seller if:
(i)    Buyer and Newpark is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller or the Stockholders pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by Seller or the Stockholders within twenty (20) days following Seller’s receipt of written notice of such breach from Buyer; or
(ii)    any of the conditions set forth in Section 7.01 or Section 7.02 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled within sixty (60) days following the date hereof, unless such failure shall be due to the failure of Buyer or Newpark to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;
(c)    by Seller by written notice to Buyer if:
(i)    none of Seller nor any of the Stockholders is then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer or Newpark pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by Buyer or Newpark within twenty (20) days following Buyer’s receipt of written notice of such breach from Seller; or
(ii)    any of the conditions set forth in Section 7.01 or Section 7.03 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled within sixty (60) days following the date hereof, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or
(d)    by Buyer or Seller by written notice to the other in the event that (A) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (B) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.
Section 9.02    Effect of Termination. In the event of the termination of this Agreement in accordance with this Article IX, this Agreement shall forthwith become void and there shall be no further liability on the part of any Party hereto except with respect to breaches arising prior to termination, except that (a) Article I (Definitions), Section 6.12 (Publicity), this Section 9.02 (Effect of Termination) and Article X (Miscellaneous) shall survive such termination and remain valid and binding obligations of the Parties.
ARTICLE X
ESCROWS
Section 10.01    Escrows.
(a)    At the Closing, Buyer shall deposit with the Cash Escrow Agent the Cash Escrow Amount (such funds, as held by the Cash Escrow Agent pursuant to the Cash Escrow Agreement, including interest and income thereon, the “Cash Escrow Fund”) and the Cash Escrow Fund shall be held and distributed in accordance with the terms of this Agreement and the Cash Escrow Agreement.
(b)    At the Closing, Buyer shall deposit with the Stock Escrow Agent the Stock Escrow Shares and the Stock Escrow Shares shall be held and distributed in accordance with the terms of this Agreement and the Stock Escrow Agreement.
ARTICLE XI
MISCELLANEOUS
Section 11.01    Expenses. Whether or not this Agreement and the transactions contemplated by this Agreement are consummated, and except as otherwise expressly set forth in this Agreement, all costs and expenses (including legal and financial advisory fees and expenses) incurred in connection with, or in anticipation of, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.
Section 11.02    Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a document in portable document format (*.pdf) (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.02):

If to the Seller:	Well Service Group Inc. 9152 Route 22 Blairsville, Pennsylvania 15717 Attn: Richard J. Brennan E-mail: rbrennan@diamondtechnicalservices.com
with a copy to: (which shall not constitute notice)	Cohen & Grigsby, PC 625 Liberty Avenue Pittsburgh, Pennsylvania 15222 Attention: Christopher E. Myers E-mail: cmyers@cohenlaw.com
If to the Stockholders:	Richard J. Brennan Troy Dolan William Woessner III Bradley C. McQuone David Diamond Keith Sieber
with a copy to: (which shall not constitute notice)	Cohen & Grigsby, PC 625 Liberty Avenue Pittsburgh, Pennsylvania 15222 Attention: Christopher E. Myers E-mail: cmyers@cohenlaw.com

If to Buyer:
Newpark Mats & Integrated Services LLC
c/o Newpark Resources, Inc.
9320 Lakeside Boulevard, Suite 100
The Woodlands, Texas 77381
Attention: Mark J. Airola,
Senior Vice President, General Counsel
Email: mariola@newpark.com

with a copy to: (which shall not constitute notice)	Andrews Kurth Kenyon LLP 10001 Woodloch Forest Drive Waterway Plaza Two, Suite 200 The Woodlands, TX 77380 Attention: William C. McDonald E-mail: billmcdonald@andrewskurth.com
Section 11.03    Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.
Section 11.04    Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.
Section 11.05    Entire Agreement. This Agreement, the other Transaction Documents and the documents executed or delivered pursuant hereto, including the Exhibits and Schedules, constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.
Section 11.06    Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party hereto may assign its rights or obligations hereunder without the prior written consent of the other party; provided, however. Buyer may, without the prior written consent of the Seller or the Stockholders, assign all or any portion of its rights under this Agreement to one or more of its Affiliates or any current or proposed lender. No assignment shall relieve the assigning party of any of its obligations hereunder.
Section 11.07    No Third-Party Beneficiaries. Except as provided in Article VIII, this Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
Section 11.08    Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. Except as otherwise expressly provided in this Agreement, no failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by any Party, and no course of dealing between or among the Parties, shall constitute a waiver of any such right, power or remedy. No waiver by a Party of any default, misrepresentation, or breach of warranty or covenant under this Agreement, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant under this Agreement or affect in any way any rights arising by virtue of any such prior or subsequent occurrence. No waiver shall be valid unless in writing and signed by the Party against whom such waiver is sought to be enforced.
Section 11.09    Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.
(a)    This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Texas, applicable to contracts executed in and to be performed entirely within that state. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any Texas state or federal court sitting in Houston, Texas, and the Parties hereby irrevocably submit to the exclusive jurisdiction of such courts in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. Each Party irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to such Party at its address specified in Section 11.02. The Parties agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Nothing in this Section 11.09 shall affect the right of any Party to serve legal process in any other manner permitted by applicable Law. The consents to jurisdiction set forth in this Section 11.09 shall not constitute general consents to service of process in the State of Texas and shall have no effect for any purpose except as provided in this Section 11.09 and shall not be deemed to confer rights on any person other than the Parties.
(b)    EACH OF THE PARTIES (ON ITS BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF ITS AFFILIATES) HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 11.10    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by e-mail, facsimile or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.
Section 11.11    Descriptive Headings. The descriptive headings used in this Agreement are inserted for convenience of reference only and shall in no way be construed to define, limit, describe, explain, modify, amplify, or add to the interpretation, construction or meaning of any provision of, or scope or intent of, this Agreement nor in any way affect this Agreement.
Section 11.12    Incorporation of Exhibits. The Disclosure Schedules and all exhibits and schedules attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.
Section 11.13    Specific Performance. The Parties agree that, if at any time following the Closing Date any covenants or agreements herein are not performed in accordance with their specific terms or are otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the Parties shall be entitled to specific performance of such terms of this Agreement and immediate injunctive relief, without the necessity of proving the inadequacy of money damages as a remedy, in addition to any other remedy to which they are entitled at law or in equity.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.
SELLER:

WELL SERVICE GROUP INC.,
a Pennsylvania corporation

By: /s/ Richard J. Brennan
    Name: Richard J. Brennan
    Title: President

[Signature Page to Asset Purchase Agreement]

BUYER:

NEWPARK MATS & INTEGRATED SERVICES LLC,
a Texas limited liability company

By: /s/ Matthew Lanigan
    Name: Matthew Lanigan
    Title: President

NEWPARK:

NEWPARK RESOURCES, INC.,
a Delaware corporation

By: /s/ Gregg Piontek
    Name: Gregg Piontek
    Title: Chief Financial Officer
        and Vice President

[Signature Page to Asset Purchase Agreement]

STOCKHOLDERS:

/s/ Richard J. Brennan________ Richard J. Brennan, an individual
/s/ David A. Diamond David A. Diamond, an individual
/s/ Troy D. Dolan Troy D. Dolan, an individual
/s/ Bradley C. McQuone Bradley C. McQuone, an individual
/s/ Keith H. Sieber Keith H. Sieber, an individual

[Signature Page to Asset Purchase Agreement]